UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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☐    Soliciting Material Pursuant to § 240.14a-12

MAGELLAN MIDSTREAM PARTNERS, L.P.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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One Williams Center
Tulsa, Oklahoma 74172

MICHAEL N. MEARS
CHAIRMAN OF THE BOARD, PRESIDENT
AND CHIEF EXECUTIVE OFFICER OF THE
GENERAL PARTNER
February 26, 2018
To our Limited Partners:
You are cordially invited to attend the 2018 annual meeting of limited partners of Magellan Midstream Partners, L.P. to be held on Thursday, April 26, 2018 in the Williams Resource Center at One Williams Center, Tulsa, Oklahoma, commencing at 10:00 a.m. Central Time. A notice of the annual meeting, proxy statement and proxy card are enclosed. We also have enclosed our Annual Report and Form 10-K for the fiscal year ended December 31, 2017.
At this year’s meeting, you will be asked to elect three Class I directors to our general partner’s board of directors, approve an advisory resolution on our executive compensation and ratify the appointment of Ernst & Young LLP as our independent auditor for 2018. The board of directors of our general partner unanimously recommends you approve each of these proposals. I urge you to read the accompanying proxy statement for further details about the proposals.
Your vote is important to us and our business. Except on the ratification of our independent auditor proposal, your broker cannot vote your units on your behalf until it receives your voting instructions. Whether or not you plan to attend the annual meeting, please cast your vote by completing, signing and dating the enclosed proxy card and returning it promptly in the accompanying envelope. You also may vote by following the internet or telephone voting instructions on the proxy card. We look forward to your participation.
Sincerely,

Michael N. Mears

NOTICE OF ANNUAL MEETING OF LIMITED PARTNERS
TO BE HELD ON APRIL 26, 2018

To the Limited Partners of Magellan Midstream Partners, L.P.:
The annual meeting of limited partners of Magellan Midstream Partners, L.P. will be held in the Williams Resource Center at One Williams Center, Tulsa, Oklahoma, on April 26, 2018 at 10:00 a.m. Central Time to consider the following matters:
1. The election of three Class I directors to our general partner’s board of directors to serve until the 2021 annual meeting of limited partners;
2. An advisory vote on executive compensation;
3. The ratification of the appointment of Ernst & Young LLP as our independent auditor for 2018; and
4. The transaction of any other business as may properly come before the annual meeting or any adjournments thereof, including, without limitation, the adjournment of the annual meeting in order to solicit additional votes from unitholders with respect to the foregoing proposals.
Only unitholders of record at the close of business on February 26, 2018 are entitled to attend or vote at the annual meeting or any recommencement thereof following any adjournments.

Important Notice Regarding the Availability of Proxy Materials for our Annual Meeting to Be Held on April 26, 2018
In addition to delivering paper copies of these proxy materials to you by mail, this notice together with the accompanying proxy statement, form of proxy card and 2017 annual report are available at www.magellanlp.com.

Your vote is important! Except on the ratification of our independent auditor proposal, your broker cannot vote your units on your behalf until it receives your voting instructions. For your convenience, internet and telephone voting are available. The instructions for voting by internet or telephone are set forth on your proxy card. If you prefer, you may vote by mail by completing your proxy card and returning it in the enclosed postage-paid envelope.
By Order of the Board of Directors
of Magellan GP, LLC, general partner
of Magellan Midstream Partners, L.P.
Suzanne H. Costin
Secretary
Tulsa, Oklahoma
February 26, 2018

MAGELLAN MIDSTREAM PARTNERS, L.P.
Proxy Statement
For
Annual Meeting of Limited Partners
To Be Held on April 26, 2018
These proxy materials, which we will begin mailing to our unitholders on or about March 7, 2018, are being furnished to you in connection with the solicitation of proxies by and on behalf of the board of directors of Magellan GP, LLC, a Delaware limited liability company, acting in its capacity as the general partner of Magellan Midstream Partners, L.P., a Delaware limited partnership, for use at Magellan Midstream Partners, L.P.’s 2018 annual meeting of limited partners and at any recommencement thereof following any adjournments (the "annual meeting"). The annual meeting will be held in the Williams Resource Center on April 26, 2018 at 10:00 a.m. Central Time at One Williams Center, Tulsa, Oklahoma 74172. Holders of record of common units at the close of business on February 26, 2018 are entitled to notice of, and are entitled to vote at, the annual meeting and any recommencement thereof following any adjournments, unless such adjournment is for more than 45 days, in which event our general partner’s board of directors will be required to set a new record date. Unless otherwise indicated, the terms "Partnership," "Magellan," "our," "we," "us" and similar terms refer to Magellan Midstream Partners, L.P. together with its subsidiaries.
Proposals
At our annual meeting, we are asking our unitholders to consider and act upon the election of three Class I directors to serve on our general partner’s board of directors until our 2021 annual meeting (the "Director Election Proposal"), an advisory vote on executive compensation (the "Executive Compensation Proposal") and the ratification of the appointment of Ernst & Young LLP as our independent auditor for 2018 (the "Ratification of Appointment of Independent Auditor Proposal").
Director Election Proposal
Directors serving on our general partner’s board of directors are elected by a plurality of the votes cast by the holders of our outstanding common units. A plurality occurs when more votes are cast for a candidate than those cast for an opposing candidate. Each common unit entitles the holder thereof as of the record date to one vote. On the Director Election Proposal, you may (1) vote for the election of all nominees named herein, (2) withhold authority to vote for all nominees named herein or (3) vote for the election of one or more of the nominees and withhold authority to vote for one or more of the nominees.
Executive Compensation Proposal
The Executive Compensation Proposal is an advisory vote by our unitholders required by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act"). Although the advisory vote is non-binding, our compensation committee and the board of directors of our general partner will review the results and give serious consideration to the outcome of the vote. On the Executive Compensation Proposal, you may (1) vote for the resolution, (2) vote against the resolution or (3) abstain from voting on the resolution.
Ratification of Appointment of Independent Auditor Proposal
The independent registered public accounting firm of Ernst & Young LLP has been appointed by our audit committee to conduct the 2018 audit of our financial statements. Although unitholder ratification of the appointment of Ernst & Young LLP is advisory and not required, our audit committee and general partner's board of directors will review the results and give serious consideration to the outcome of the vote. On the Ratification of Appointment of Independent Auditor Proposal, you may (1) vote for the proposal, (2) vote against the proposal or (3) abstain from voting on the proposal.
Outstanding Common Units Held on Record Date
As of the record date, there were 228,195,160 outstanding common units that were entitled to notice of and are entitled to vote at the annual meeting.

Quorum Required
The presence, in person or by proxy, of the holders, as of the record date, of a majority of our outstanding common units is necessary to constitute a quorum for purposes of voting on the proposals at the annual meeting. Withheld and abstention votes will count as present for purposes of establishing a quorum at the annual meeting.
Abstentions and Broker Non-Votes
A "broker non-vote" occurs when a bank, broker or other holder of record holding units for a beneficial owner does not vote on a particular proposal because the record holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Under the applicable rules of the New York Stock Exchange ("NYSE"), brokers are permitted to vote a client’s proxy in their own discretion as to the Ratification of Appointment of Independent Auditor Proposal, but not on the other proposals if the broker has not received instructions from the unitholder. Accordingly, broker non-votes count as votes FOR the Ratification of Appointment of Independent Auditor Proposal, but do not count for voting on any of the other proposals. For purposes of the Director Election Proposal, only votes FOR or WITHHELD count; abstentions and broker non-votes are not counted. If you own units through a broker, you must give the broker instructions to vote your units in the Director Election Proposal and Executive Compensation Proposal or your units will not be voted.
How to Vote
You may vote by internet, telephone, mail or in person at the annual meeting. Even if you plan to attend the annual meeting, we encourage you to vote by following the internet or telephone voting instructions on the proxy card or complete, sign and mail your proxy card in advance of the annual meeting.
Internet
If you want to vote using the internet, please go to the website set forth on the proxy card and follow the on-screen instructions. You will need the control number contained on your proxy card. Voting by internet is the fastest and lowest cost medium for voting your proxy.
Telephone
If you want to vote using the telephone, please dial the toll-free telephone number set forth on the proxy card and follow the audio instructions. You will need the control number contained on your proxy card.
Mail
If you want to vote using the mail, please mail your completed, signed and dated proxy card in the enclosed postage-paid return envelope as soon as possible so your units will be represented at the annual meeting.
In Person
If you plan to attend the annual meeting and wish to vote in person, we will give you a ballot at the meeting. However, if your units are held in the name of a broker, you must obtain from the brokerage firm an account statement, letter or other evidence satisfactory to us of your beneficial ownership of the units as of the record date.
Revoking Your Proxy or Changing Your Telephone or Internet Vote
You may revoke your proxy before it is voted at the annual meeting as follows:

•	by delivering, before or at the annual meeting, a new proxy with a later date;

•	by delivering, on or before the business day prior to the annual meeting, a notice of revocation to the Secretary of our general partner at the address set forth in the notice of the annual meeting;

•	by attending the annual meeting in person and voting, although your attendance at the annual meeting, without actually voting, will not by itself revoke a previously granted proxy; or

•	if you have instructed a broker to vote your units, you must follow the directions received from your broker to change those instructions.
You may change your internet vote or telephone vote as often as you wish by following the procedures for internet or telephone voting. The last known vote in the internet and telephone voting systems as of the beginning of the annual meeting at 10:00 a.m. Central Time on April 26, 2018 will be counted.

Solicitation and Mailing of Proxies
The expense of preparing, printing and mailing this proxy statement and the proxies solicited hereby will be borne by us. In addition to the use of the mail, proxies may be solicited by representatives of our general partner in person or by telephone, electronic mail or facsimile transmission. We expect the expenses of such solicitation by representatives of our general partner to be nominal. We will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of our common units as of the record date and will provide reimbursement for the cost of forwarding the proxy materials in accordance with customary practice. We have retained Morrow Sodali LLC to aid in the solicitation of proxies. The fees of Morrow Sodali are $10,500, plus reimbursement of its reasonable out-of-pocket costs.
Only one annual report and proxy statement will be delivered to multiple unitholders sharing an address, unless we have received contrary instructions from one or more of the unitholders.  Unitholders at a shared address to which a single copy of the proxy materials was delivered who would like to receive a separate or additional copy of the proxy materials (including with respect to those materials or other communications that may be delivered to unitholders in connection with future annual or special meetings of unitholders) should contact Morrow Sodali at the contact information set forth below, and, upon receipt of such request, a separate copy of the proxy materials will be promptly provided.  Unitholders who currently receive multiple copies of the proxy materials at their shared address and would like to request only one copy of any future materials or other communications should notify Morrow Sodali of the same at the contact information set forth below. If you have questions about the annual meeting or need additional copies of this proxy statement or additional proxy cards, please contact our proxy solicitation agent as follows:
Morrow Sodali LLC
470 West Avenue
Stamford, Connecticut 06902
Email: MMP.info@morrowsodali.com
Phone (unitholders): (800) 245-1502
Phone (banks and brokerage firms): (203) 658-9400
Other Matters for the 2018 Annual Meeting
We know of no matters to be acted upon at the annual meeting other than the proposals included in the accompanying notice and described in this proxy statement. If any other matter requiring a vote of unitholders arises, including a question of adjourning the annual meeting, the persons named as proxies in the accompanying proxy card will have the discretion to vote thereon according to their best judgment of what they consider to be in our best interests. The accompanying proxy card confers discretionary authority to take action with respect to any additional matters that may come before the meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for our Annual Meeting to Be Held on April 26, 2018
This proxy statement together with a form of proxy and our 2017 annual report to unitholders are available at www.magellanlp.com.

DIRECTOR ELECTION PROPOSAL
We are a limited partnership. We do not have our own board of directors. We are managed and operated by the officers of, and are subject to the oversight of the board of directors of, our general partner, which is a wholly owned subsidiary of ours.
The total number of directors on our general partner’s board of directors is currently set at eight, with seven independent directors and one management director. Proxies cannot be voted for a greater number of persons than the number of director nominees named. The terms of the directors of our general partner’s board are "staggered", and the directors are divided into three classes. One class of directors is elected at each annual meeting, and upon election directors in that class serve for a term of three years, subject to a director’s earlier resignation, death or removal. If a director is elected to our general partner's board of directors to fill a vacancy, that director must be elected by our unitholders at the next annual meeting, regardless of the class in which the director is placed.
The Chairman of our general partner’s board of directors is also our President and Chief Executive Officer ("CEO"). Our general partner’s board of directors believes this board leadership structure is appropriate because our CEO works closely with our management team on a daily basis and is in the most knowledgeable position to determine the timing for board meetings and propose agendas for those meetings. However, any director can establish agenda items for a board meeting. As required by the rules of the NYSE, our general partner’s board of directors has appointed Barry R. Pearl to preside at meetings of our independent directors. In addition, Mr. Pearl delivers the annual performance appraisal to our CEO and receives calls intended for our general partner’s board of directors through our Action Line. For more information about contacting our general partner’s board of directors, please see the section below entitled "Corporate Governance - Communications to our Board of Directors."
At the annual meeting, our unitholders will consider and act upon a proposal to elect three Class I directors to our general partner’s board of directors to serve until the 2021 annual meeting. Each nominee has consented to serve as a director if so elected. The persons named as proxies in the accompanying proxy card, who have been designated by the board of directors of our general partner, intend to vote for the election of the director nominees unless otherwise instructed by a unitholder in a proxy card. If any nominee becomes unable for any reason to stand for election as a director of our general partner, the persons named as proxies in the accompanying proxy card will vote for the election of such other person or persons as the board of directors of our general partner may recommend and propose to replace such nominee.
Information concerning the Class I director nominees, along with information concerning the current Class II and Class III directors whose terms of office will continue after the annual meeting, is set forth below.
CLASS I DIRECTOR NOMINEES — If Elected, Term Expires at the 2021 Annual Meeting of Limited Partners
Robert G. Croyle, 75, has served as an independent director of our general partner's board of directors since 2009. From 2006 until 2009, he served as an independent director of the general partner of Magellan Midstream Holdings, L.P. ("MGG"), a former publicly traded affiliate. He served as Vice Chairman of the Board and Chief Administrative Officer of Rowan Companies, Inc., a major international offshore and land drilling contractor from 2002 until 2006, and as Executive Vice President from 1993 to 2002. Prior to 1993, Mr. Croyle served as Vice President and General Counsel of Rowan Companies, Inc. He served as a director of Rowan Companies, Inc. from 1998 until 2013 and served as a director of Boots & Coots International Well Control, Inc. from 2007 until its acquisition by Halliburton in 2010. Mr. Croyle is qualified to serve on our general partner’s board of directors because of his knowledge of the energy industry and extensive management and legal experience. Mr. Croyle's nomination was recommended by our general partner’s board of directors.
Stacy P. Methvin, 61, has served as an independent director of our general partner's board of directors since 2015. From 2011 until her retirement in 2012, Ms. Methvin was Vice President, Refining Margin Optimization of Shell Oil Company (“Shell”), and from 2009 until 2010, she was Vice President, Global Distribution of Shell. She held various other operational and management roles in the upstream, downstream and chemical businesses during her tenure at Shell and its subsidiaries that began in 1979, including President, Shell Louisiana E&P Company, President, Shell Deer Park Refining Company, President, Shell Pipeline Company LP, President, Shell Chemical LP, and Vice President, Strategy and Portfolio for the downstream business. She currently serves as a director of Pioneer Natural Resources Co., where she is a member of the compensation committee, and Vice Chair of Marquard & Bahls AG, where she is chair of the compensation committee. Ms. Methvin is qualified to serve on our general partner’s board of directors because of her extensive experience in various sectors of the petroleum and energy industry. Ms. Methvin's nomination was recommended by our general partner’s board of directors.
Barry R. Pearl, 68, has served as an independent director of our general partner's board of directors since 2009. He is a consultant to Highstar Capital and its subsidiary, Northstar Midstream LLC, which provide storage and transportation solutions to the energy industry. Mr. Pearl served as Executive Vice President of Kealine LLC (and its WesPac Midstream LLC affiliate), a private developer and operator of petroleum infrastructure facilities from 2007 to 2016. From 2006 to 2007, he was an energy consultant. From 2002 to 2005, Mr. Pearl served as President and CEO of TEPPCO Partners, L.P. ("TEPPCO"), a refined products, crude oil and natural gas pipeline company, and as COO and President from 2001 to 2002. In addition, he served as a director of the general partner of TEPPCO from 2002 through 2005. From 1998 to 2001, he served as Vice President and CFO of Maverick Tube Corporation. He served in various executive positions for Santa Fe Pacific Pipeline Partners, L.P., a refined products pipeline company, from 1984 to 1998, including Vice President of Operations, SVP of Business Development and Planning and CFO. He currently serves as a director of Kayne Anderson Energy Development Company, where he is a member of the audit committee, and Kayne Anderson Midstream/Energy Fund and served as a director of the general partner of Targa Resources Partners, L.P. until 2016. He served as a director of Seaspan Corporation from 2006 until 2010. Mr. Pearl is qualified to serve on our general partner’s board of directors because of his extensive operational and financial experience within the energy and publicly traded partnership sector. Mr. Pearl's nomination was recommended by our general partner’s board of directors.
CLASS II DIRECTORS — Term Expires at the 2019 Annual Meeting of Limited Partners
Walter R. Arnheim, 73, has served as an independent director of our general partner's board of directors since 2009.  From 2006 until 2009, he served as an independent director of the general partner of MGG. From 2000 until 2002, he was Executive Director of the Washington National Opera and was previously employed by Mobil Corporation for 32 years in a number of positions of increasing responsibility including Vice President of Planning and Treasurer. He currently serves as President of Mozaik Investment, a private equity firm, and on the board of directors of Opera Lafayette. In 2004 and 2005, Mr. Arnheim served on the board of directors of Spinnaker Exploration until its acquisition by Norsk Hydro.  He is qualified to serve on our general partner’s board of directors because of his extensive energy-related experience in finance and strategic planning.
Lori A. Gobillot, 56, has served as an independent director of our general partner's board of directors since June 15, 2016. She is a founding partner of InVista Advisors LLC, which offers project management and consulting services. From 2010 until 2012, she served as Vice President, Integration Management at United Airlines, Inc., where she managed the company’s merger integration planning and implementation efforts following the merger with Continental Airlines, Inc. Prior to the merger, Ms. Gobillot served as Staff Vice President, Assistant General Counsel and Assistant Secretary of Continental Airlines since 2006. Before joining Continental Airlines, she was an attorney with the law firm of Vinson & Elkins. Prior to attending law school, Ms. Gobillot worked in real estate development with Trammell Crow Company and Senterra Development. She currently serves on the board of directors of Bristow Group Inc., a leading provider of industrial aviation services to government and civil organizations worldwide, where she is a member of the compensation committee and corporate governance and nominating committee. Ms. Gobillot is qualified to serve on our general partner’s board of directors because of her extensive project management and legal experience at a capital intensive and highly regulated airline, and her experience in real estate.
Edward J. Guay, 50, has served as an independent director of our general partner's board of directors since June 15, 2016. From 2014 to 2015, Mr. Guay was CEO of BOE Midstream, LLC, a private midstream company that owns and operates crude oil terminal and pipeline assets in the Bakken. He was Chief Financial Officer ("CFO") of Saddle Butte Pipeline, LLC from 2012 to 2013, a private crude oil and gas gathering company, which was acquired by Targa Resource Partners LP. Prior to 2012, Mr. Guay spent 22 years in investment banking, primarily advising midstream and other energy companies. This included five years as head of midstream investment banking for Tudor, Pickering, Holt & Co., LLC; eight years with Goldman, Sachs & Co., most recently as managing director; five years with Salomon Smith Barney; and three years with Wertheim Schroder & Co. Mr. Guay is qualified to serve on our general partner’s board of directors because of his extensive finance experience and management experience in the crude oil industry.
CLASS III DIRECTOR NOMINEES — Term Expires at the 2020 Annual Meeting of Limited Partners
Michael N. Mears, 55, currently serves as Chairman of the Board, President and CEO of our general partner and has served in such capacities since 2011. From 2008 through 2011, he served as Chief Operating Officer ("COO"). Mr. Mears was a Senior Vice President ("SVP") of our general partner from 2007 through 2008 and a Vice President from 2004 to 2007. Prior to joining us in 2004, he served as a Vice President of subsidiaries of The Williams Companies, Inc. ("Williams") from 1996 to 2004. Mr. Mears also worked in various management positions with Williams Pipe Line Company (now known as Magellan Pipeline Company, L.P.) since joining Williams in 1985. He is qualified to serve on our general partner’s board of directors because of his extensive commercial and operational experience in the energy industry, including his familiarity with our business as a result of his positions as President and CEO.
James R. Montague, 70, has served as an independent director of our general partner's board of directors since 2003. He has been retired since 2003. From 2001 to 2002, Mr. Montague served as President of EnCana Gulf of Mexico, Inc., an oil and gas exploration and production business. From 1996 to 2001, he served as President of two subsidiaries of International Paper Company, IP Petroleum Company, an oil and gas exploration and production company, and GCO Minerals Company, a company that manages International Paper’s mineral holdings. From 2006 to 2017, Mr. Montague served as a director of Atwood Oceanics, Inc. From 2001 to 2012, he served as a director of the general partner of Penn Virginia Partners, L.P. He is qualified to serve on our general partner’s board of directors because of his extensive experience in various sectors of the petroleum industry.
THE BOARD OF DIRECTORS OF OUR GENERAL PARTNER UNANIMOUSLY RECOMMENDS UNITHOLDERS VOTE "FOR" THE ELECTION OF ROBERT G. CROYLE, STACY P. METHVIN AND BARRY R. PEARL TO CLASS I OF OUR GENERAL PARTNER’S BOARD OF DIRECTORS.

EXECUTIVE COMPENSATION PROPOSAL
We are seeking advisory unitholder approval of the compensation of our named executive officers ("NEOs") as disclosed in the section of this proxy statement entitled "Compensation of Directors and Executive Officers." Our compensation philosophy is designed to link each executive officer’s compensation to the achievement of our business and strategic goals, align their interests with those of our unitholders, recognize individual contributions and attract, motivate and retain highly-talented executive officers. Consistent with this philosophy, the components of our executive officers’ compensation include a base salary, a short-term non-equity award, a long-term equity award and a benefits package. We urge you to read the section below entitled "Compensation Discussion and Analysis," which discusses in detail how our executive compensation program reflects our compensation philosophy. Our compensation committee and our general partner’s board of directors believe our executive compensation program is effective in implementing our compensation philosophy and in achieving its goals.
This Executive Compensation Proposal provides our unitholders with the opportunity to approve or not approve, on an advisory basis, our executive compensation program through the following resolution:
RESOLVED that the unitholders of Magellan Midstream Partners, L.P. (the "Partnership") approve, on an advisory basis, the compensation of the Partnership’s NEOs, as described in the section of the proxy statement entitled "Compensation of Directors and Executive Officers," in accordance with the compensation disclosure rules of the Securities and Exchange Commission (including the Compensation Discussion and Analysis, the executive compensation tables and the related footnotes and narratives accompanying the tables).
Although the advisory vote is non-binding, our compensation committee and general partner’s board of directors will review the results and give serious consideration to the outcome of the vote in future determinations concerning our executive compensation program.
THE BOARD OF DIRECTORS OF OUR GENERAL PARTNER UNANIMOUSLY RECOMMENDS UNITHOLDERS VOTE "FOR" THE APPROVAL OF THE EXECUTIVE COMPENSATION PROPOSAL.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR PROPOSAL
The audit committee of our general partner's board of directors is directly responsible for the appointment, compensation (including approval of the audit fees), retention and oversight of Ernst & Young LLP ("EY"), our independent registered public accounting firm that audited our financial statements and our internal control over financial reporting for 2017. In its oversight role of EY, our audit committee:

•	Reviews all non-audit services and engagements provided by EY specifically with regard to the impact on the firm’s independence;

•	Conducts an annual assessment of EY’s service quality and working relationship with our management;

•	Conducts regular private meetings separately with each of EY and our management; and

•	At least annually obtains and reviews a report from EY describing all relationships between the independent auditor and our Partnership.
EY was engaged as our independent registered public accounting firm in 1999. Our audit committee has appointed EY to continue serving as our independent auditor for 2018. Our general partner's board of directors and audit committee believe the continued retention of EY as our independent auditor is in our best interests and the best interests of our unitholders. A representative of EY will attend our annual meeting and will have the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions.
Audit Fees
The aggregate fees billed for professional services rendered by EY for the audit of our annual consolidated financial statements for the fiscal years ended December 31, 2016 and 2017, for reviews of our consolidated financial statements included in our Forms 10-Q for 2016 and 2017, for consultation concerning financial accounting and reporting standards during 2016 and 2017, for procedures related to registration statements and other SEC filings in 2016 and 2017 and for an audit of internal control over financial reporting for 2016 and 2017 were $1,942,768 and $2,081,504, respectively.
Audit-Related Fees
There were no fees billed during fiscal years 2016 and 2017 for audit-related services by EY that are reasonably related to the performance of the audit or review of our financial statements and are not reported under the caption "Audit Fees."
Tax Fees
The aggregate fees billed in fiscal years 2016 and 2017 for professional services rendered by EY for tax advice and compliance were $108,961 and $100,720, respectively. These services included consultation concerning tax planning and compliance.
All Other Fees
No fees were billed in fiscal years 2016 and 2017 for products and services provided by EY other than as set forth above.
Our general partner’s board of directors has adopted an audit committee charter, which is available on our website at www.magellanlp.com/AboutUs/BoardCommittees.aspx. The charter requires our audit committee to approve in advance all audit and non-audit services to be provided by our independent registered public accounting firm. All services reported in the Audit, Audit-Related, Tax and All Other Fees categories above were approved by our audit committee.
Although unitholder ratification of the appointment of EY as our independent registered public accounting firm for 2018 is advisory and not required, our audit committee and general partner's board of directors will review the results and give serious consideration to the outcome of the vote.
THE BOARD OF DIRECTORS OF OUR GENERAL PARTNER UNANIMOUSLY RECOMMENDS UNITHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITOR PROPOSAL.

CORPORATE GOVERNANCE
Director Independence
The NYSE rules do not require the boards of directors of publicly traded limited partnerships to be made up of a majority of independent directors. However, with the exception of our Chairman, Michael N. Mears, all of our directors are independent and meet the independence and financial literacy requirements of the NYSE and the Securities and Exchange Commission ("SEC"). Based on all relevant facts and circumstances, including a review of all of our business relationships with companies where our directors may also serve as a director or officer, our general partner’s board of directors affirmatively determined on January 23, 2018, after recommendation by the chairman of our nominating and governance committee, that our independent directors have no material relationship with us or our general partner and meet the following categorical standards contained in our Corporate Governance Guidelines, which may be found on our website at www.magellanlp.com/AboutUs/Guidelines.aspx:

•
A director will not be considered independent if the director is, or has been within the last three years, our employee, or if an immediate family member of a director is, or has been within the last three years, an executive officer of us; provided, however, that employment as an interim Chairman or CEO or other executive officer will not disqualify a director from being considered independent following that employment.

•
A director who has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from us, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), will not be considered independent; provided, however, that the following need not be considered in determining independence under this test: (i) compensation received by a director for former service as an interim Chairman or CEO or other executive officer and (ii) compensation received by an immediate family member of a director for service as our employee (other than an executive officer).

•
A director will not be considered independent if: (i) the director or an immediate family member is a current partner of a firm that is our internal or external auditor; (ii) the director is a current employee of such a firm; (iii) the director has an immediate family member who is a current employee of such a firm and personally works on our audit; or (iv) the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on our audit within that time.

•
A director or immediate family member who is, or has been within the last three years, employed as an executive officer of another company where any of our present executive officers at the same time serves or served on that company’s compensation committee will not be considered independent.

•
A director who is a current employee, or whose immediate family member is a current executive officer, of a company that has made payments to, or received payments from, us or our general partner for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1.0 million, or 2% of such other company’s consolidated gross revenues, will not be considered independent; provided, however, that charitable organizations will not be considered "companies" for purposes of this test.

Risk Oversight
Our general partner’s board of directors oversees our enterprise risk management practices through an annual enterprise risk assessment and through our asset integrity risk program known as the System Integrity Plan ("SIP"). Our SIP is a comprehensive program that helps us identify and minimize the risks inherent in our operations and assets. It is a process-focused approach that defines how we design, construct, operate, maintain and manage our assets. It furthers our commitment to continuous improvement of environmental, health and safety performance. Our general partner’s board of directors receives a report each quarter regarding safety and environmental performance.
Our internal audit group annually conducts an enterprise risk assessment based on the “Internal Control Framework,” which was updated in May 2013 and adopted by the Partnership as of September 30, 2014 and the "Enterprise Risk Management Framework" - Integrated Frameworks issued by the Committee of Sponsoring Organizations of the Treadway Commission, also known as the COSO frameworks. The COSO frameworks effectively identify, assess and assist management and our general partner's board in managing the risks our businesses face, including strategic, operations, financial reporting, compliance and corporate governance risks.

Our internal audit group presents the results of this enterprise risk management assessment annually to the audit committee of our general partner’s board of directors. Our audit committee uses the results of this assessment to set the annual audit schedule for our internal audit group, which reports to our audit committee on a quarterly basis.
As part of our annual enterprise risk assessment, we conduct a compliance and ethics risk assessment to identify, validate and perform an analysis of whether or not we have unacceptable exposure to any laws and regulations applicable to our businesses such as environmental, pipeline safety, employment practices and financial reporting rules and regulations. Our Compliance and Ethics Officer uses the results of this assessment together with input from various internal subject-matter experts to develop focus areas for our Compliance and Ethics Program each year. In addition, in 2015, in response to the Federal Energy Regulatory Commission's ("FERC's") increased exercise of its power to conduct audits of oil pipeline companies, we assembled a team of subject matter experts to examine and document the procedures already in place and to seek to identify any other procedures that might be required to enable us to demonstrate our compliance with the FERC's rules governing oil pipelines. Our general partner’s board of directors receives an annual report from our Compliance and Ethics Officer as to the actions we have taken in response to the identified focus areas.
Our general partner’s board of directors has developed a Delegation of Authority policy that specifically limits the maximum financial obligations that can be committed by the officers of our general partner and employees providing services to the Partnership and its subsidiaries. In addition, the policy identifies certain transactions or activities that can be approved only by our general partner’s board of directors. Our general partner’s board of directors has reserved exclusive authority over the approval of any amendments to our Commodity Management Policy. Our Commodity Management Policy specifically prescribes the type of commodity-related activities that can occur and also prescribes certain maximum commodity exposure limits, above which mitigation plans must be submitted to management. Our general partner's board of directors periodically receives updates from management on commodity-related activities and exposures and also periodically reviews this policy for any needed amendments.
In addition, each quarter in connection with regularly-scheduled board meetings and annually at a strategic planning board meeting, our executive officers report to our general partner’s board of directors on the various material risks facing us and our risk mitigation strategies. Our audit committee routinely meets with our Director of Information Technology to assess cyber security risks and to evaluate the status of our cyber security efforts, which include a broad range of tools and training initiatives that work together to protect the data and systems used in our businesses.  Based on the information provided through these various processes, our general partner’s board of directors actively evaluates the risks facing us and provides guidance as to the appropriate risk management strategy.

Meetings of the Board of Directors and its Committees
The board of directors of our general partner held 12 board meetings, eight audit committee meetings, six compensation committee meetings, one conflicts committee meeting and two nominating and governance committee meetings, which is a total of 29 meetings during 2017. During 2017, no director attended fewer than 75% of: (1) the total number of meetings of our general partner’s board of directors held during the period for which he or she was a director; and (2) the total number of meetings held by all committees of the board on which such director served during the periods that such director served. Our general partner’s board of directors does not have a policy with respect to the board members’ attendance at annual meetings. At our 2017 annual meeting of limited partners, all of our directors were in attendance.
Board Committees
Our general partner’s board of directors has a standing audit committee, compensation committee and nominating and governance committee. Only independent directors serve on the committees. The table below indicates the members of each board committee:

Director	Audit Committee	Compensation Committee	Nominating and Governance Committee
Walter R. Arnheim	Chair		✓
Robert G. Croyle		✓	Chair
Lori A. Gobillot		✓	✓
Edward J. Guay	✓		✓
Stacy P. Methvin	✓		✓
James R. Montague		Chair	✓
Barry R. Pearl	✓		✓
Audit Committee. Our audit committee, among other things, reviews our external financial reporting, retains our independent registered public accounting firm, approves and pre-approves services provided by the independent registered public accounting firm, participates in the selection of the independent registered public accounting firm's lead partner of the Partnership's account and reviews procedures for internal auditing and the adequacy of our internal accounting controls.
2017 Report of the Audit Committee
The audit committee of the board of directors of Magellan GP, LLC, acting in its capacity as the general partner of the Partnership, provides independent, objective oversight of the financial reporting functions and internal control systems of the Partnership. The board of directors has determined that each of the four members of the audit committee satisfies the independence, financial literacy and expertise requirements of the NYSE, and at least one of the members of the audit committee, Walter R. Arnheim, the chairman of the audit committee, is an audit committee financial expert as defined by the SEC. The responsibilities of the audit committee are set forth in its written charter adopted by the board of directors, which is available at www.magellanlp.com/AboutUs/BoardCommittees.aspx.
The Partnership’s independent registered public accounting firm, Ernst & Young LLP ("EY"), is responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles. The audit committee understands the need for EY to maintain objectivity and independence in its audit of the Partnership's financial statements and internal controls over financial reporting. In its role of financial reporting oversight, the audit committee:

•
reviewed and discussed with management and EY the audited financial statements for the year ended December 31, 2017, and management's assessment of the effectiveness of the Partnership's internal control over financial reporting;

•	reviewed with EY matters required to be discussed pursuant to auditing standards adopted by the Public Company Accounting Oversight Board ("PCAOB");

•
discussed various matters with EY related to the Partnership's consolidated financial statements, including critical accounting policies and practices used, and other material written communications between EY and management;

•
received written disclosures and the letter from EY required by PCAOB Rule 3526, "Communication with Audit Committees Concerning Independence," and has discussed with EY its independence from the Partnership and its management; and

•	received written material addressing EY's internal quality control procedures and other matters, as required by the NYSE listing standards.
Based on the reviews and discussions referred to above, the audit committee recommended to the board of directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2017 for filing with the SEC.
Dated: February 14, 2018
Submitted By:
Audit Committee
Walter R. Arnheim, Chair
Edward J. Guay
Stacy P. Methvin
Barry R. Pearl
The foregoing report shall not be deemed to be incorporated by reference by any general statement or reference to this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this information by reference, and shall not otherwise be deemed filed under those Acts.
Compensation Committee. Our compensation committee approves all components of our general partner’s executive officers’ compensation and benefits and makes recommendations to our general partner's board of directors with respect to directors' compensation. Our compensation committee and the board of directors of our general partner did not modify or reject in any material way any action or recommendation by our compensation committee during 2017. Our general partner’s board of directors has adopted a written charter for our compensation committee, which is available on our website at www.magellanlp.com/AboutUs/BoardCommittees.aspx.
Nominating and Governance Committee. The primary purposes of our nominating and governance committee are to identify and recommend the nomination of individuals qualified to become directors, develop and recommend to our general partner's board of directors our corporate governance guidelines, encourage directors to participate in continuing education programs, oversee the evaluation of our general partner's board of directors and its standing committees, oversee the succession planning for the CEO and executive officer positions of our general partner and assist our general partner's board of directors in its oversight responsibilities regarding our governance. Our general partner’s board of directors has adopted a written charter for our nominating and governance committee, which is available on our website at www.magellanlp.com/AboutUs/BoardCommittees.aspx.
Director Nominations
The minimum qualifications our nominating and governance committee believes a candidate must meet in order to be recommended for nomination as a director are set forth in our Corporate Governance Guidelines, which have been approved by our general partner’s board of directors and are available on our website at www.magellanlp.com/AboutUs/Guidelines.aspx. In addition, our general partner's board of directors has approved certain criteria for assessing director qualifications, which criteria are used when considering new candidates for election to the board. The criteria includes the review and consideration of the current composition of the board, the expertise and talents of the current board members, the independence standards of the NYSE and SEC, the need for financial, energy industry or other specialized expertise and the experience, skills and diversity of a candidate that would best complement those already represented on the board.
Our general partner’s board of directors relies on the nominating and governance committee to identify and evaluate nominees for director. Nominees recommended by unitholders will be evaluated by our nominating and governance committee in the same manner as nominees recommended by a member of our nominating and governance committee. For more information on how to nominate an individual to our general partner’s board of directors, please see the section in this proxy statement entitled "Unitholder Proposals for 2019 Annual Meeting of Limited Partners." While our general partner’s board of directors has not adopted a formal policy with respect to director diversity, it considers it important to have a diversity of background, professional experience and education represented on our board and takes into consideration these attributes when evaluating a nominee.
Communications to our Board of Directors
The non-management members of our general partner’s board of directors meet regularly following quarterly board meetings. The presiding director at non-management board member meetings is Barry R. Pearl. You may send communications to our general partner’s board of directors by calling our Action Line at 1-888-475-9501. All messages received for our general partner's board of directors will be forwarded directly to Mr. Pearl.
EXECUTIVE OFFICERS OF OUR GENERAL PARTNER
Michael J. Aaronson, 43, currently serves as SVP, Business Development and has served in such capacity since 2016. He served as Vice President, Crude Oil Business Development from 2015 through March 2016. From 2014 through 2015, he served as Vice President, Crude Oil Transportation and Storage, from 2012 through 2013, he served as Director, Crude Oil Transportation and Storage and, from 2011 through 2012, he served as Director, Business Development. Prior to joining Magellan, Mr. Aaronson served as Vice President and CFO for Exterran GP LLC from 2010 through 2011. Prior to that, he served as Managing Partner of Boulder OAK Investment Fund, a private investment company, from 2009 to 2010. From 1997 to 2009, he served in positions of increasing responsibility with the Global Energy & Power Investment Banking Group of Merrill Lynch & Co., a financial management and advisory firm, including as Vice President beginning in 2004 and as Director beginning in 2007.
Robert L. Barnes, 53, currently serves as SVP, Commercial - Crude Oil, of our general partner and has served in such capacity since 2014. He previously served as Vice President, Commercial – Crude Oil and Marine Terminals, for Magellan from 2011 to 2014. From 2007 through 2011, he served as Vice President, Terminals, and, from 2004 through 2007, as Director, Marine Terminal Services. Prior to joining Magellan, he worked in various staff and management positions within marketing, business and commercial development, operations and environmental since joining Williams in 1987.
Larry J. Davied, 60, currently serves as SVP, Operations and Technical Services, of our general partner and has served in such capacity since 2011. He was previously Vice President, Technical Services from 2007 until 2011 and served as Director, Technical Services from 2004 until 2007. Prior to joining Magellan, he worked for Williams as Director, System Integrity from 1998 to 2003.  Mr. Davied was the General Manager, Technical Services with MAPCO Inc. ("MAPCO") from 1993 to 1998.  Prior to MAPCO, he worked in various field and engineering leadership positions in gas processing, liquid pipeline transportation, refining, chemical plants and terminals in the oil and gas industry.
Lisa J. Korner, 56, currently serves as SVP, Human Resources and Administration of our general partner and has served in such capacity since 2007. She was previously Vice President, Human Resources and Administration from 2006 to 2007, and she served as Director, Human Resources from 2004 to 2006. Prior to joining Magellan in 2004, she served as Executive Director of Human Resources Strategy and Human Resources — Information Systems for Williams from 2001 to 2002 and served as Director of Human Resources for Williams from 1999 to 2001. Ms. Korner also worked in various human resources management positions with Williams and MAPCO since 1989.
Melanie A. Little, 48, currently serves as SVP, Operations of our general partner and has served in this capacity since July 1, 2017. She served in Vice President level positions from 2011 to 2017 in Crude Oil Commercial and Operations. From 2007 to 2011, Ms. Little was Director of Transportation Services for Refined Products and Marine. From 2004 to 2007, she served in Environmental, Health and Safety management roles at Magellan. Prior to joining Magellan in 2004, she worked for Williams as Manager of Environmental Compliance.

Prior to joining Williams, she held project management positions in the areas of civil construction and environmental remediation projects on behalf of the U.S. Army. Ms. Little served as an Officer for the U.S. Army Corps of Engineers from 1992 to 2003 (active duty 1992 to 1995 and reserves 1995 to 2003).
Douglas J. May, 47, currently serves as SVP, General Counsel, Compliance and Ethics Officer and Assistant Secretary of our general partner and has served in such capacities since 2012. He served as Vice President and Assistant General Counsel of our general partner from 2011 until 2012. Prior to joining Magellan in 2011, Mr. May was a shareholder at the Tulsa, Oklahoma office of GableGotwals law firm. He was elected a GableGotwals shareholder in 2003 and served on the firm's board of directors from 2008 until 2011. Prior to joining GableGotwals in 2001, Mr. May held various legal positions with Williams and served as an associate attorney at Skadden, Arps, Slate, Meagher & Flom.
Michael N. Mears, 55, currently serves as Chairman of the Board, President and CEO of our general partner and has served in such capacities since 2011. From 2008 through 2011, he served as COO. Mr. Mears was a SVP of our general partner from 2007 through 2008 and a Vice President from 2004 to 2007. Prior to joining Magellan in 2004, he served as a Vice President of subsidiaries of Williams from 1996 to 2002. Mr. Mears also worked in various management positions with Williams Pipe Line Company (now known as Magellan Pipeline Company, L.P.) since joining Williams in 1985.
Aaron L. Milford, 44, currently serves as SVP and CFO of our general partner and has served in such capacities since 2015. He served as Vice President, Crude Oil Business Development from 2014 to 2015. From 2013 through 2014, he served as Director, Crude Oil Business Development, from 2011 through 2012, as Director, Commercial Development, and from 2007 through 2010, as Director, Business Development. Prior to joining Magellan in 2004, Mr. Milford worked for Williams since 1995 in various staff and management positions including the areas of financial planning, business development and mergers and acquisitions.
Jeff R. Selvidge, 57, currently serves as SVP, Commercial - Refined Products of our general partner and has served in such capacity since 2014. He was SVP, Commercial from 2011 to 2014 and Vice President, Transportation from 2007 to 2011.  From 2004 through 2007, he served as Director, Transportation Marketing and Development.  Prior to joining Magellan in 2004, he worked for Williams in a variety of roles in the commercial group since joining Williams in 1990.  From 1985 through 1990, Mr. Selvidge worked for Conoco in various midstream positions including Engineer, District Engineer for the West Texas/Rockies area and Business Development in the natural gas gathering, processing and natural gas liquids business.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS
Compensation Discussion and Analysis
This section describes the compensation package of our NEOs as well as the objectives and principles that make up our executive compensation programs, the compensation decisions we have recently made under those programs and the factors we considered in making those decisions. Our compensation program is administered by our compensation committee and consists of the following four components: (i) base salary; (ii) the Magellan Midstream Partners' Long-Term Incentive Plan (the "LTIP"); (iii) annual non-equity incentive program ("AIP"); and (iv) health and retirement benefits. The objective of our compensation programs is to compensate our NEOs in a manner that: (i) links our executive officers’ compensation to business objectives, achievements and strategic goals; (ii) aligns our executive officers' interests with those of our unitholders; (iii) recognizes individual contributions; and (iv) attracts, motivates and retains highly-talented executives.
Our NEOs for 2017 include the following executive officers: our CEO, CFO and the top three other highest paid executive officers of our general partner as follows:

NEO	Title
Michael N. Mears	CEO and President
Aaron L. Milford	SVP and CFO
Douglas J. May	SVP, General Counsel and Compliance and Ethics Officer
Lisa J. Korner	SVP, Human Resources and Administration
Jeff R. Selvidge	SVP, Commercial - Refined Products
Overview of our Executive Compensation
We believe target compensation for our NEOs should be competitive with our peer group and any rewards should be directly linked to the rewards of our unitholders. Our executive compensation programs include a mix of fixed and variable pay with performance periods ranging from one to three years. Performance metrics for short- and long-term incentive programs include a balance of both financial and operational targets that align with our growth strategy.
Currently, our CEO's compensation is heavily weighted towards long-term performance with performance goals aligned with our unitholders' interests with approximately 20% in base salary, approximately 20% based on annual performance metrics and the remaining approximately 60% weighted toward long-term equity performance and time-based awards as follows:

2017 CEO Compensation
Cash Compensation		Equity Compensation
$700,000	$700,000	$1,960,000	$490,000
Annual Salary 18%	AIP Performance-Based Award 18%	LTIP Performance-Based Award 51%	LTIP Time-Based Award 13%
Compensation for our other NEOs is similarly weighted toward long-term performance.
The following discussion and analysis is designed to provide insight into our compensation philosophy, practices, plans and decisions. In summary:

•	In addition to being market competitive, we believe compensation should be competitive with our peer group and based on the performance of our Partnership and the individual executive.

•
We do not maintain formal employment agreements with our executive officers, thus base salaries and the receipt of LTIP and AIP awards are determined according to the compensation philosophy and review processes instituted by our compensation committee.

•	Our compensation programs are designed to drive performance that creates long-term value for our unitholders.

•
Each year our compensation committee establishes both short-term financial and operational goals used as the performance metrics for the AIP and a long-term financial goal used as the performance metric for the LTIP.

•
Our compensation committee exercises its judgment and discretion when reviewing the Partnership's performance compared to pre-determined financial and operational performance metrics and individual performance.

•
Our compensation committee assesses the risk for how we compensate our NEOs, and the review supports our belief that our compensation program structures are not likely to result in a material adverse impact to the financial success of the Partnership.

Overview of 2017 Magellan Financial Performance
The Alerian MLP Index is a composite of energy master limited partnerships that provides investors with a comprehensive benchmark for our asset class. Magellan's financial performance for the year ended December 31, 2017 significantly outperformed the Alerian MLP Index. The incentive program payouts in which all employees participate, including our executive officers, reflect this high level of financial performance.
The following graph compares the total unitholder return performance of our common units with the performance of (i) the Standard & Poor's 500 Stock Index ("S&P 500") and (ii) the Alerian MLP Index. The graph below assumes $100 was invested in our common units and each comparison index beginning on December 31, 2012 and all distributions or dividends were reinvested on a quarterly basis. The information provided below is being furnished to, and not filed with, the SEC. As such, this information is not subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act.

	12/31/2012	12/31/2013	12/31/2014	12/31/2015	12/31/2016	12/31/2017
Magellan Midstream Partners, L.P.	$100	$152	$205	$175	$205	$202
Alerian MLP Index	$100	$128	$134	$90	$107	$100
S&P 500	$100	$132	$151	$153	$171	$208
Role of Unitholder "Say on Pay" Advisory Votes
At our last annual meeting, over 96% of our voting unitholders approved our executive compensation programs. Although this "say on pay" vote is advisory and non-binding, our compensation committee values the input of our unitholders and considers the outcome of the vote when determining our executive compensation programs. Our compensation committee believes the voting results confirm the unitholders' support of our approach to executive compensation and, accordingly, we did not materially change our approach to executive compensation during 2017. At our 2017 annual meeting, unitholders voted in favor of a proposal to hold a "say on pay" vote on an annual basis. Our compensation committee will consider future unitholders' input when making future compensation decisions for our NEOs.
Role of the Compensation Committee
The role of our compensation committee is to assist our general partner's board of directors in fulfilling its responsibility to motivate the executive officers of our general partner and key employees toward the achievement of certain business objectives as well as to ensure alignment of their focus with the long-term interests of our unitholders. Our compensation committee does so by recommending appropriate compensation for these executive officers and key employees.
Our executive compensation plans and policies are designed by our compensation committee to be consistent with our broader compensation philosophy and strategy, leveraging the various components of compensation in order to incent excellent performance. Each year, the components that make up our compensation package for our NEOs and other executive officers are reviewed by our compensation committee to ensure the allocation between cash and equity compensation is appropriate. The committee establishes the incentive performance measures and goals for each year and verifies the achievement of results against those goals.
In making decisions about total compensation for our executive officers, our compensation committee takes into account a number of factors including the competitive market for talent as well as the particular executive officer's role, responsibilities, experience and performance and recommendations made by the CEO. Our compensation committee also engages independent executive compensation consultants, attorneys or advisers as needed to assist in the determination of compensation for our executive officers. Our compensation committee also reviews the results of the advisory vote of our unitholders approving our executive compensation programs at our most recent annual meeting of limited partners.
Role of the Compensation Consultant
Our compensation committee engaged the independent executive compensation consulting firm of Longnecker & Associates ("L&A") to assist with the annual evaluation of executive compensation and independent director compensation for 2017. L&A does not provide any other services to us or to our general partner's board of directors other than serving as the independent consultant for our compensation committee. Our compensation committee also conducted an assessment to determine L&A's independence and concluded no conflict of interest currently exists or existed during 2017. L&A's role is to assist our compensation committee by:

•	Providing advice on executive compensation matters related to our business strategy, historical compensation philosophy, prevailing market practices and unitholders' interests;

•	Providing advice on relevant regulatory mandates regarding executive compensation;

•	Providing advice on our compensation peer group for competitive benchmarking;

•	Providing advice on competitive market data on independent director compensation;

•	Reviewing the Compensation Discussion & Analysis disclosures in our proxy statement;

•	Working with our management team as required from time to time to discuss executive compensation issues and prepare for our compensation committee meetings; and

•	Providing advice as to the appropriate level of compensation relative to achievement of established performance metrics and goals in our incentive compensation programs.
Role of Management
Each year our executive management team presents our annual strategic and financial plan to our general partner's board of directors for approval. The presentation includes a review of the historical and projected financial performance of our Partnership, the projected capital expenditure plan and a projected consolidated three-year strategic and financial plan. The performance metrics and targets for our AIP and LTIP are recommended by our CEO to our compensation committee based on the strategic and financial plan approved by our general partner's board of directors.

The executive compensation group within our human resources department, including our SVP, Human Resources and Administration, supports our compensation committee in the execution of its responsibilities and manages the development of materials for each compensation committee meeting. The CEO considers individual and company performance relating to the performance metrics and also makes recommendations to our compensation committee regarding base salaries, AIP and LTIP awards for executive officers, including all NEOs, other than himself. The committee reviews, discusses, modifies and approves, as appropriate, these compensation recommendations. No member of the executive management team, including the CEO, has a role in determining his or her own compensation.
2017 Executive Compensation
Our executive compensation programs take into account marketplace compensation for executive talent, internal pay equity with our employees, past practices of the company, individual performance and the talent, skills and experience each executive officer contributes to Magellan. Our NEOs serve without an employment agreement. All compensation for these executive officers is established by our compensation committee as herein described.
Market Analysis
With the assistance of our independent compensation consultant, L&A, we reviewed peer data from 12 companies or master limited partnerships ("MLPs"), as well as third-party survey information, to establish a benchmark for each individual executive position. Each peer was selected because it was engaged in a business similar to ours, was comparable in size and was a company or MLP with which we compete for talent. The peer group utilized in 2016 was changed by removing MPLX, L.P. and DCP Midstream Partners, L.P. due to the lack of reportable data for each of its NEOs, replacement of Targa Resources Partners, L.P. with Targa Resources Corporation due to the consolidation of the limited partnership into the parent company and the addition of Enable Midstream Partners, LP. Our 2017 peer group consisted of:

Buckeye Partners, L.P.	EnLink Midstream Partners, L.P.	Spectra Energy Corp.
Enable Midstream Partners, LP	NuStar Energy, L.P.	Sunoco Logistics Partners, L.P.
Enbridge Energy Partners, L.P.	ONEOK, Inc.	Targa Resources Corporation
Energy Transfer Partners, L.P.	Plains All American Pipeline, L.P.	The Williams Companies, Inc.
Market competitive pay for each NEO was determined by evaluating base salaries and target incentive awards from our peer group. When this information was not available, we reviewed third-party survey information from Mercer and TowersWatson for energy companies of similar size to us and Aon Hewitt, Economic Research Institute, Kenexa and World at Work Survey.
Internal Analysis
Similar to previous years, an internal pay equity ratio of the CEO's total target compensation compared to total compensation of all other NEOs, as well as to each level of compensation in our Partnership, was evaluated and determined to be appropriate by our compensation committee. The required CEO pay ratio disclosure is located after the section in this proxy statement entitled "Potential Payments Upon Termination or Change-in-Control."
Tally Sheets
In addition to the market analysis, our compensation committee reviewed internal tally sheets for each executive officer. These tally sheets are designed to show the total compensation awarded and realized, which includes what has been paid to each executive officer as well as what would be paid to the executive officer following termination of his or her employment under various scenarios. Our compensation committee believes these tally sheets provide a comprehensive picture of an executive's total compensation along with providing the committee with a better understanding of how each component of a compensation package fits together. These tally sheets also assist the committee in evaluating the appropriate amount of each NEO's compensation based on the wealth accumulation of each NEO.

2017 Base Salary
Base salary is a major part of compensation for all of our employees. However, it becomes a smaller percentage of total compensation as an employee rises through the ranks. Base salary is important to provide individual financial stability for personal planning purposes. There are also motivational and reward aspects to base salary, as base salary can be increased or decreased to account for considerations such as individual performance and time in the position. The position benchmarking we perform considers peer market data from the executive compensation peer group and third-party survey data.
Base salary for each NEO is determined by evaluating the base salary of each NEO compared to data from our executive compensation peer group when available and external third-party survey information, along with our CEO's recommendations for NEO's other than himself. In evaluating 2017 base salaries for our NEOs, our compensation committee determined base salaries for our NEOs were significantly lower than the market data. Therefore, base salaries of our NEOs were increased to become closer aligned to the 50th percentile of market data.

NEO	February 2017 Base Salary After Increase	Ratio to the 50th Percentile of Market Data
Michael N. Mears, CEO	$700,000	0.95
Aaron L. Milford, CFO	$375,000	0.87
Douglas J. May	$400,000	1.03
Lisa J. Korner	$390,000	1.03
Jeff R. Selvidge	$340,000	1.04
Long-Term Equity Incentive Compensation
Our compensation committee believes it is important to allocate a significant percentage of the total compensation of each NEO to long-term performance and risks similar to those experienced by our unitholders. Our compensation committee accomplishes this objective by structuring a larger percentage of our NEO's compensation in the form of long-term variable incentive compensation rather than in the form of base salary. Our compensation committee further believes properly structured long-term performance-based compensation will encourage long-term management strategies that will benefit our unitholders. Our LTIP has been designed to: (i) aid in the retention of key employees, including our NEOs, who are important to the success of our Partnership; (ii) motivate employee contributions toward long-term growth through ownership in our Partnership; and (iii) align potential increases in compensation to long-term increases in unitholder value.
Using the equity compensation philosophy described above, as well as the information gathered from the market analysis, it has been the practice of our compensation committee to grant phantom units to our NEOs during the first quarter of each year. Beginning in 2015, our compensation committee decided our long-term incentive awards should consist of both time-based and performance-based unit awards. Our compensation committee believes combining these two forms of awards, with a heavier weighting on the performance element, is an effective way to focus attention on unitholder return and helps us retain our executive talent in a competitive market. Time-based and performance-based unit awards are subject to forfeiture if employment is terminated for any reason other than for retirement, death or disability prior to the end of the vesting or performance period. In the event of a grantee's termination due to death, disability or retirement, the number of time-based and performance-based units awarded will be prorated based upon the completed months of employment during the vesting period, and the award will be paid following the end of the vesting period with the performance-based units payout based upon the actual achievement of the performance goals. The awards do not have an early, or accelerated, vesting feature except when there is a change-in-control combined with an associated actual or constructive termination. The change-in-control provisions of our LTIP are discussed in the section below entitled "Termination, Severance or Change-in-Control Provisions."

2017 LTIP Awards
Our compensation committee used the market data from our peer group and third-party surveys described above to establish the appropriate 2017 LTIP target award levels for each NEO. This analysis determined our existing target level payouts and combination of performance-based and time-based awards are in line with the market data and consistent with our objectives to keep compensation opportunities tied to unitholders interests. The tables below set forth the 2017 unit target award level for each NEO expressed both as a percentage of their annual base salary and a target value of the award along with the number of units awarded:

NEO	2017 Base Salary (a)	Performance-Based Award			Time-Based Award
		LTIP Target (b)	Target Award Value (a * b)	Units Awarded(1)	LTIP Target (c)	Target Award Value (a * c)	Units Awarded(1)
Michael N. Mears, CEO	$700,000	280%	$1,960,000	25,810	70%	$490,000	6,453
Aaron L. Milford, CFO	$375,000	200%	$750,000	9,877	50%	$187,500	2,470
Douglas J. May	$400,000	150%	$600,000	7,901	50%	$200,000	2,634
Lisa J. Korner	$390,000	150%	$585,000	7,704	50%	$195,000	2,568
Jeff R. Selvidge	$340,000	150%	$510,000	6,716	50%	$170,000	2,239
________
(1) The closing price of our limited partner units on January 3, 2017 ($75.94) was used to calculate the number of performance-based and time-based units awarded to each of our NEOs in 2017.
Each of the 2017 time-based and performance-based units vest on December 31, 2019, subject to the recipient's continued employment through such date. The number of 2017 performance-based units to be paid out will be determined based on the Partnership's achievement of the performance metric as of the vesting date as adjusted for our total unitholder return performance, as described in the next section.
2017 LTIP Awards Performance Metric
For the 2017 performance-based LTIP awards, our compensation committee continued to use distributable cash flow ("DCF") per unit as the primary metric to measure our long-term performance. As DCF is not a generally accepted accounting principle (“GAAP”), a reconciliation of DCF to net income, which is the nearest comparable GAAP financial measure, is shown in Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations - Distributable Cash Flow in our Annual Report on Form 10-K for the year ended December 31, 2017.
In order to focus the NEOs on the business objective of year-over-year growth in cash flow generated by our core businesses, the performance metric excludes the impact of certain commodity-related activities. As a further link between our NEOs' equity compensation and the return realized by our unitholders, our compensation committee included the potential for an additional payout, or a reduction in payout, of up to 50% of the award based on our total unitholder return ("TUR") compared to a selected group of large cap MLPs identified below (the "Performance Peer Group"). Our compensation committee approved the performance metric goals and payout levels for the 2017 LTIP awards as follows:

Performance Metric	Threshold 50% Payout	Target 100% Payout	Stretch 200% Payout
2019 DCF excluding commodity-related activities (per limited partner unit outstanding)	$3.76	$4.07	$4.62
Compound Annual Growth Rate over 2016 actual performance	3.5%	6.3%	10.9%
The payout percentage for performance results between threshold, target and stretch payouts will be interpolated. If the performance results are below the threshold level, the payout percentage will be 0%, and, if above the stretch level, the maximum payout will be 200%, before any adjustment for the TUR results.

The TUR adjustment is determined at the end of the vesting period and will be based on (i) how we performed against our DCF metric and (ii) our three-year TUR as compared to the three-year TUR of the Performance Peer Group. If we outperform the 50th percentile of our Performance Peer Group, the payout will be adjusted up to a maximum of an additional 50%. If we perform below the 50th percentile of our Performance Peer Group, the payout will be adjusted down by as much as 50%. However, if our performance results reach threshold payout level, the TUR adjustment will not take the final payout level below the threshold payout level of 50% in order to maintain a retention element to the awards. The TUR adjustment increases linearly within each TUR adjustment range for performance above the 50th percentile, and decreases linearly within each TUR adjustment range for performance below the 50th percentile of our Performance Peer Group. The potential TUR adjustments are as follows:

Performance Metric Results	TUR Adjustment Range	Final Performance Metric Range
Above Threshold but Below Target Results	+/- 20%	50% - 120% Payout
At or Above Target but Below Stretch Results	+/- 30%	70% - 230% Payout
Stretch Results	+/- 50%	150% - 250% Payout
Our compensation committee selected the following large-cap MLPs, which comprised the Alerian MLP Infrastructure Index as of January 1, 2017, as the Performance Peer Group for the 2017 performance-based LTIP awards:

2017 LTIP Awards Performance Peer Group
Antero Midstream Partner, L.P.	NuStar Energy, L.P.
Boardwalk Pipeline Partners, L.P.	ONEOK Partners, L.P.
Buckeye Partners, L.P.	Phillips 66 Partnership, L.P.
DCP Midstream Partners, LP	Plains All American Pipeline, L.P.
Enbridge Energy Partners, L.P.	Shell Midstream Partners, L.P.
Energy Transfer Partners, L.P.	Spectra Energy Partners, L.P.
EnLink Midstream Partners, L.P.	Sunoco Logistics Partners, L.P.
Enterprise Products Partners, L.P.	Tallgrass Energy Partners, L.P.
EQT Midstream Partners, L.P.	TC Pipelines, L.P.
Genesis Energy, L.P.	Tesoro Logistics, L.P.
MPLX, L.P.	Western Gas Partners, L.P.
NGL Energy Partners, L.P.	Williams Partners, L.P.
The 2017 LTIP awards also include the right to receive distribution equivalents for the three-year vesting period equal to the cumulative per unit distributions earned and paid to our unitholders during that period. The distribution equivalents will be determined and settled at the end of the vesting period based on the number of units paid to each recipient after the performance metric results have been determined.
2015 LTIP Awards Vesting
The 2015 LTIP awards for our NEOs vested December 31, 2017. The performance metric for the 2015 LTIP awards was DCF per limited partner unit excluding certain commodity-related activities. Our facilities in Corpus Christi and the Houston area were heavily impacted by Hurricane Harvey resulting in increased expenses and significant loss of revenue. In order to acknowledge the extraordinary efforts undertaken by our employees to minimize the impact and to restore operations following the hurricane, our compensation committee adjusted the 2015 LTIP financial metric result to normalize for this extreme weather event. The adjustment resulted in an increase in the overall payout of 17.6%. The table below sets forth the final performance metric result for the 2015 LTIP awards:

Performance Metric	Threshold 50% Payout	Target 100% Payout	Stretch 200% Payout	Adjusted Result	Calculated Payout Percentage
2017 DCF excluding commodity-related activities (per limited partner unit outstanding)	$3.17	$3.67	$4.25	$3.892	138.2%
Compound Annual Growth Rate over 2014 actual performance	3%	8%	14%	10.2%
Consistent with our other performance-based unit awards, the 2015 LTIP awards included the potential for an additional payout, or a reduction in payout, of up to 50% of the award based on our TUR compared to a selected group of large cap MLPs. The 2015 Performance Peer Group included the following:

2015 LTIP Awards Performance Peer Group
Boardwalk Pipeline Partners, L.P.	Enterprise Products Partners, L.P.
Buckeye Partners, L.P.	NuStar Energy, L.P.
Enbridge Energy Partners, L.P.	Spectra Energy Partners, L.P.
Energy Transfer Partners, L.P.	Plains All American Pipeline, L.P.
Williams Partners, L.P.
We were the top performer based on TUR in this 2015 Performance Peer Group, which provided an additional 30% to the calculated payout percentage based on DCF for a total award payout of 168.2%.
The 2015 LTIP awards included distribution equivalent rights equal to the distributions paid to our unitholders during the vesting period. The cumulative distributions paid to our unitholders during the vesting period were $8.9875 per unit and $8.27 per unit for awards granted on February 6, 2015 and June 26, 2015, respectively. The 2015 LTIP awards vested for each NEO as follows:

NEO	Grant Date	2015 Performance Phantom Unit Award (a)	Calculated Payout Percentage (b)	Vested 2015 Performance Unit Award (a * b) = (c)	Distribution Equivalents on Vested Units(1)
Michael N. Mears, CEO	02/06/2015	18,414	168.2%	30,973	$278,370
Aaron L. Milford, CFO	02/06/2015	1,771	168.2%	2,979	$26,774
	06/26/2015	2,912	168.2%	4,898	$40,506
Douglas J. May	02/06/2015	6,020	168.2%	10,126	$91,007
Lisa J. Korner	02/06/2015	5,843	168.2%	9,828	$88,329
Jeff R. Selvidge	02/06/2015	5,418	168.2%	9,114	$81,912
________
(1) Distribution equivalents on vested units were $8.9875/unit and $8.27/unit for units granted February 6, 2015 and June 26, 2015, respectively.

The 2015 time-based LTIP awards for each NEO vested as follows:

NEO	Grant Date	2015 Time-Based LTIP Award	Distribution Equivalents on Vested Units(1)
Michael N. Mears, CEO	02/06/2015	4,604	$41,378
Aaron L. Milford, CFO	06/26/2015	1,022	$8,452
Douglas J. May	02/06/2015	2,006	$18,029
Lisa J. Korner	02/06/2015	1,947	$17,499
Jeff R. Selvidge	02/06/2015	1,806	$16,231
________
(1) Distribution equivalents on vested units were $8.9875/unit and $8.27/unit for units granted February 6, 2015 and June 26, 2015, respectively.
All payouts under our LTIP, including the distribution equivalents, are excluded for consideration under the terms of our pension plans and the Magellan 401(k) Plan.
Annual Non-Equity Incentive Program
All employees, including our NEOs, are eligible for participation in the AIP, which is designed to provide a flexible, annual pay-for-performance reward system that is paid out in cash. Our AIP fosters a collaborative culture by linking each employee to the Partnership's financial performance metrics and providing specific focus on operational, safety and environmental stewardship. It also puts more compensation "at risk" for individual performance to encourage our employees to perform at a high level. Each year, our executive officers present an annual and three-year strategic and financial business plan to our general partner's board of directors. During this review, our general partner's board of directors discusses the financial targets as well as operational and strategic goals of our Partnership. Once the annual business plan is adopted, it is used as the basis for setting the performance metrics and targets of the AIP for that year.
Our compensation committee establishes a funding metric to ensure certain levels of profitability are met before any AIP payments are made. If the funding metric is not attained, no AIP payout would be made, regardless of whether the relevant financial, safety, environmental and other performance targets have been reached. However, funding of our AIP ultimately remains at the discretion of our compensation committee, regardless of funding metric results.
2017 AIP Target Levels
Our compensation committee used the market data from third-party surveys as described above and our peer group to establish the appropriate 2017 AIP target levels. Our compensation committee determined our existing 2016 target levels were in line with the market data and consistent with our objectives to keep compensation opportunities tied to unitholders' interests and, therefore, did not make any changes to the target levels in 2017. The 2017 AIP NEO targets expressed as a percentage of base salary were as follows:

NEO	2017 AIP Target
Michael N. Mears, CEO	100.0%
Aaron L. Milford, CFO	80.0%
Douglas J. May	70.0%
Lisa J. Korner	70.0%
Jeff R. Selvidge	70.0%

2017 AIP Metrics
The funding and performance metrics of our 2017 AIP were the same for all participating employees, including our NEOs. The funding metric for our 2017 AIP was $780 million in DCF, which was the approximate amount of DCF required to maintain our 2017 distributions at the fourth quarter 2016 level for a full year. Actual DCF generated through October 2017 exceeded the funding metric established by our compensation committee. Therefore, in December 2017, our compensation committee exercised its discretion to fund our AIP for 2017.
The performance metrics selected for 2017 included components that could be influenced by most employees providing services to our Partnership, thereby creating a clear line-of-sight for employees between performance and compensation. Each performance metric was chosen to reflect its importance to our Partnership and was weighted by our compensation committee to reflect our major financial and operational objectives for the year. Each performance metric used for our AIP has an established threshold amount below which no payout would be made. This is in line with our compensation committee's perspective that it is inappropriate to pay annual non-equity incentive compensation for results that do not meet minimum performance expectations.
Threshold, target and stretch performance levels were set for each performance metric. After the initial funding metric was met, payout percentages for each performance metric were determined based on actual results attained for each metric multiplied by the weight assigned to that metric. If actual results are below threshold, the payout percentage is 0%; if actual results are at threshold, the payout percentage is 50%; if actual results are at target, the payout percentage is 100%; and if actual results are at or above stretch, the payout percentage is 200%. The payout percentage for results between threshold, target and stretch are interpolated. The payout percentage for each metric is then multiplied by the weight of the metric to calculate the total AIP payout result. The performance metrics and associated weights for the 2017 AIP were as follows:

•
EBITDA less Maintenance Capital — 65% Weight. This metric, which excludes commodity-related activities, focused attention on the ultimate means by which our operations provide a return to our partners; specifically, generating DCF from our core business. The attainment of target for this particular metric ensured we generated sufficient cash flow to maintain or increase the distributions we paid to our unitholders.

•
Commodity-Related Activities — 10% Weight. Commodity margins reflect the contribution our commodity-related activities make to distributable cash, but also recognize most employees cannot directly impact the performance of these activities and commodity price changes can significantly influence results.

•
Operational Performance — 10% Weight. This discretionary portion of the payout focused attention on the health and safety of employees and on environmental stewardship. Payout under this metric is zero if a fatality occurs related to activities under our control.

•
OSHA Incident Rate ("IR") — 7.5% Weight. This metric focused specific attention on a key quantitative measure of the health and safety of our employees. Payout under this metric is zero if a fatality occurs related to activities under our control.

•
Environmental — Human Error Releases — 7.5% Weight. This quantitative metric measures the number of releases of one barrel or more due to human error related to activities under our control. Payout under this metric is zero if a fatality occurs as a result of a release (regardless of human error).

When an acquisition occurs during the year, the AIP includes a provision explaining how financial performance metrics will be adjusted based on the financial information presented when receiving approval for the acquisition. When an internal growth project is approved during the year, the AIP financial performance metrics are not adjusted in the same manner because growth projects generally require several months to complete.
2017 AIP Metric Results
The financial metric goals used for the AIP were established utilizing the 2017 strategic and financial plan projections approved by our general partner's board of directors in January 2017. The table below provides the weights used for each performance metric of the 2017 AIP and the threshold, target and stretch levels established for 2017 performance. In January 2018, our compensation committee approved the calculated payout of 142.88% based upon our actual results and adjustments for Hurricane Harvey. Our facilities in Corpus Christi and the Houston area were heavily impacted by Hurricane Harvey resulting in increased expenses and significant loss of revenue. In order to acknowledge the extraordinary efforts undertaken by our employees to minimize the impact and to restore operations following the hurricane, our compensation committee adjusted the 2017 AIP financial metric results to normalize for this extreme weather event. This discretionary adjustment resulted in an increase in the overall payout of 25.48%.
2017 Annual Non-Equity Incentive Program
Performance Metrics and Year-end Results
($ in millions)

Performance Metric	Weight	2017 Adjusted Results	Threshold	Target	Stretch	Calculated Payout Percentage
EBITDA less Maintenance Capital	65.0%	$1,097.3	$991.0	$1,066.0	$1,119.0	103.35%
Commodity-Related Activities	10.0%	$132.7	$128.0	$158.0	$193.0	5.78%
Operational Performance	10.0%	Above Target	- Discretionary-			15.00%
Safety — OSHA IR	7.5%	0.5	1.00	0.75	0.50	15.00%
Environmental — Human Error Releases	7.5%	10	10	6	2	3.75%
	100%	Total Calculated Payout Percentage				142.88%
Our compensation committee had the discretion to increase or decrease the payout by as much as 50% for all participants, including our NEOs, based upon personal performance. At the December 2017 compensation committee meeting, our CEO recommended to our compensation committee a payout to all NEOs, excluding his own 2017 AIP payout, without an increase or decrease for personal performance. Based on this recommendation and our compensation committee’s assessment of all NEOs’ performance at achieving the business goals for the year, our compensation committee awarded 100% of the portion of the total calculated payout percentage as above identified (142.88%). All payouts under our AIP are eligible for consideration under the terms of our pension plans and the Magellan 401(k) Plan, subject to Internal Revenue Service ("IRS") limitations.
The calculations for our NEO's 2017 AIP payouts are as follows:

NEO	2017 Actual Base Salary(1)(a)	2017 AIP Target (b)	2017 Calculated Payout Percentage (c)	2017 Calculated Payout Amount (a * b * c)
Michael N. Mears, CEO	$697,115	100.0%	142.88%	$996,039
Aaron L. Milford, CFO	$366,346	80.0%	142.88%	$418,748
Douglas J. May	$397,116	70.0%	142.88%	$397,179
Lisa J. Korner	$384,808	70.0%	142.88%	$384,869
Jeff R. Selvidge	$337,231	70.0%	142.88%	$337,285
________
(1) The actual base salary included in this table reflects the actual wages paid during 2017.
Benefits
The employee benefits available to eligible participants, including our NEOs, are designed to be competitive within the energy industry and are comprised of a pension plan, 401(k) plan and health and welfare plan. Our NEOs participate in these programs on a non-discriminatory basis on the same terms as our non-executive employees. Our NEOs do not participate in a supplemental employment retirement benefit ("SERP") or a non-qualified deferred compensation arrangement.

Perquisites
Mr. Mears has a country club membership, which is primarily used for business purposes. He is reimbursed for the monthly dues and any expenses associated with use for business purposes through normal expense statements. These reimbursed costs are not considered a part of his total compensation. Mr. Mears is personally responsible for all expenses he incurs that are not for business purposes. In addition to the country club membership, Mr. Mears also has an annual membership to a downtown dining club, used primarily for business purposes, and subsidized parking at our corporate offices. No other NEO receives perquisites valued in excess of $2,000 on an annual basis.
Termination, Severance or Change-in-Control Provisions
None of our NEOs have an employment contract or agreement, whether written or unwritten, providing for payments at, following or in connection with any termination of employment or a change-in-control in our general partner other than the Magellan Executive Severance Plan, the AIP and other provisions in our LTIP that apply to our NEOs associated with position elimination or a change-in-control of our general partner.
Magellan Executive Severance Plan
The Magellan Executive Severance Plan provides a single lump sum payment of severance benefits to our NEOs based on years of service for the following termination events:

•
Position Elimination - Benefits payable to the NEO are two weeks of base salary pay for every completed year of service with a minimum of six weeks of base salary and a maximum of fifty-two weeks of base salary. The NEO will also receive subsidized COBRA benefits for the first three months following termination; and

•
Change-in-Control - As defined in the plan, to receive severance pay benefits due to a change-in-control, the NEO must resign voluntarily for good reason or be terminated involuntarily for other than performance reasons within two years following a change-in-control. Benefits payable to the CEO are three times the sum of annual base salary and target AIP amount and benefits payable to all other NEOs are two times the sum of annual base salary and target AIP amount. The NEO will also receive subsidized COBRA benefits for the first 12 months following termination.

Long-Term Equity Incentive Plan
To be eligible to receive a payment for outstanding time-based or performance-based unit awards under the LTIP, our NEOs must remain employed during the three-year vesting period or terminate employment as a result of a change-in-control. Exceptions to this requirement are made when employment is terminated as a result of retirement, long-term disability or death prior to the end of the vesting period, when a prorated award is paid at the end of the vesting period. Time-based and performance-based units awarded will be paid upon vesting, with the number of performance-based units paid based upon the Partnership's achievement of the performance metric goals. Termination of employment for any other reason prior to the end of the vesting period will result in forfeiture of the NEO's time-based and performance-based unit awards.
The change-in-control provisions of our LTIP state that in the event a participant, including any of our NEOs, resigns voluntarily for good reason or is terminated involuntarily for other than performance reasons within two years following a change-in-control as defined in the LTIP, all time-based and performance-based awards granted to that NEO will immediately vest and all performance criteria associated with performance-based awards will be deemed to have been achieved at the maximum level.
Annual Non-Equity Incentive Program
To be eligible to receive a payout from the AIP, our NEOs must be employed during the calendar year, including the last day of the calendar year, and remain employed until such time the award is actually paid, which is typically in February of the following calendar year. Exceptions to this employment requirement are made when employment is terminated as a result of retirement, long-term disability or death. Any NEO who terminates employment for any other reason prior to the distribution of the payout will forfeit any amounts payable under the AIP.

Executive Officer and Independent Director Equity Ownership Guidelines
We believe a significant ownership in our entity by our executive officers and our independent directors leads to a stronger alignment of interests with our unitholders. Our equity ownership guidelines require each executive officer to own limited partner units in us, the intrinsic value of which is equal to or greater than a multiple of such executive officer's base salary. The guidelines also require each independent director to own limited partner units in us, either directly or through our deferred compensation plan for directors, the intrinsic value of which is equal to or greater than a multiple of such independent directors' annual equity retainer. The table below sets forth the required multiples for our executive officers and independent directors:

Multiple of Base Salary Required to be Held in Our Units
Chief Executive Officer	5 times Base Salary
All Other Executive Officers	3 times Base Salary
Independent Directors	3 times Annual Equity Retainer
Executive officers and independent directors are required to achieve the applicable ownership requirement within five years of becoming subject to these guidelines and, until the applicable ownership requirement is achieved, may not sell or otherwise distribute any units received as compensation or as an annual retainer, as applicable. As of June 30, 2017, the annual testing date for compliance with this policy, all NEOs and independent directors were in compliance with these guidelines. These guidelines do not protect the executive officers or independent directors from any losses sustained through ownership of the units.
Deductibility of Executive Compensation
We are a limited partnership and not a corporation for United States federal income tax purposes. Therefore, we believe the compensation paid to our NEOs is not subject to the deduction limitations under Section 162(m) of the Internal Revenue Code. Based on this belief, we generally do not seek to structure any compensation awards as qualified performance-based compensation under Section 162(m).
Compensation Committee Report
We have reviewed and discussed the foregoing section entitled "Compensation Discussion and Analysis" with management. Based on this review and discussion, we have recommended to the board of directors the Compensation Discussion and Analysis be included in this Proxy Statement and be incorporated by reference into Magellan Midstream Partners, L.P.’s Annual Report on Form 10-K for the year ended December 31, 2017.
Submitted By:
Compensation Committee
Robert G. Croyle
Lori A. Gobillot
James R. Montague, Chair
The foregoing report shall not be deemed to be incorporated by reference by any general statement or reference to this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this information by reference, and shall not otherwise be deemed filed under those acts.

Summary Compensation Table
The following table provides a summary of the total compensation expense for each of the fiscal years 2015, 2016 and 2017 awarded to, earned by or paid to our NEOs:

Name and Principal Position	Year	Salary	Unit Awards(1)	Non-Equity Incentive Program Compensation	Change in Pension Value(2)	All Other Compensation(3)	Total
Michael N. Mears, CEO and President	2017	$697,115	$2,653,437	$996,039	$106,156	$31,237	$4,483,984
	2016	$666,346	$2,198,294	$694,999	$55,051	$30,410	$3,645,100
	2015	$595,385	$2,020,978	$954,997	$21,648	$30,071	$3,623,079
Aaron L. Milford, SVP and CFO	2017	$366,346	$1,015,465	$418,748	$82,587	$16,200	$1,899,346
	2016	$295,385	$751,570	$246,469	$36,325	$15,900	$1,345,649
	2015	$237,074	$476,003	$248,694	$11,301	$15,900	$988,972
Douglas J. May, SVP, General Counsel and Compliance and Ethics Officer	2017	$397,116	$864,975	$397,179	$50,908	$16,200	$1,726,378
	2016	$370,962	$748,103	$270,839	$26,220	$15,900	$1,432,024
	2015	$338,269	$702,278	$379,809	$15,011	$15,900	$1,451,267
Lisa J. Korner, SVP, Human Resources and Administration	2017	$384,808	$843,383	$384,869	$136,057	$16,200	$1,765,317
	2016	$343,269	$688,316	$250,621	$72,717	$15,900	$1,370,823
	2015	$328,154	$681,628	$368,451	$27,821	$15,900	$1,421,954
Jeff R. Selvidge, SVP, Commercial - Refined Products	2017	$337,231	$735,250	$337,285	$115,426	$15,981	$1,541,173
	2016	$314,846	$630,447	$229,869	$62,038	$15,900	$1,253,100
	2015	$304,731	$632,100	$342,152	$26,854	$15,900	$1,321,737

(1)
The amounts reported in the Unit Awards column reflect the grant date fair value of unit awards in the years indicated as calculated in accordance with FASB ASC Topic 718 reflecting the probable outcome of any performance conditions. If the awards are ultimately earned at the maximum level, the value of the award at the time of grant would be as set forth in the table below. For a discussion of the assumptions made in the valuation, see Note 15 - Long Term Incentive Plan to our consolidated financial statements in our Annual Report on form 10-K for the year ended December 31, 2017. The actual value an executive officer may realize from an unit award is contingent upon the satisfaction of the vesting conditions of the award and the closing price of our limited partner units at the end of the vesting period.

	Maximum Grant Date Value
NEO	2015 LTIP Award	2016 LTIP Award	2017 LTIP Award
Michael N. Mears, CEO	$3,659,824	$3,989,353	$4,790,505
Aaron L. Milford, CFO	$873,833	$1,363,912	$1,833,281
Douglas J. May	$1,238,058	$1,322,186	$1,519,178
Lisa J. Korner	$1,201,655	$1,216,504	$1,481,274
Jeff R. Selvidge	$1,114,302	$1,114,210	$1,291,334

(2)
This column represents the change in pension value for our NEOs' accumulated benefit. For more details regarding these amounts, see the narrative to the "2017 Pension Benefits" table in this proxy statement.

(3)	All Other Compensation includes Magellan 401(k) Plan matching contributions and perquisites. All Other Compensation details are as follows:

NEO	401(k) Plan Matching Contributions	Perquisites(1)	Total All Other Compensation
Michael N. Mears, CEO	$16,200	$15,037	$31,237
Aaron L. Milford, CFO	$16,200	$—	$16,200
Douglas J. May	$16,200	$—	$16,200
Lisa J. Korner	$16,200	$—	$16,200
Jeff R. Selvidge	$15,981	$—	$15,981
________
(1) The total perquisites provided to Mr. Mears represent $1,800 for parking, $912 for membership to a dining club used primarily for business purposes and $12,325 for reimbursed fees for a country club membership primarily used for business purposes.

Grants of Plan-Based Awards
The following table sets forth information relating to the plan-based awards granted to our NEOs in 2017:

NEO	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			Grant Date Fair Value of Performance-Based Equity Incentive Plan Awards(2)	All Other Time-Based Unit Awards (# Units)	Grant Date Fair Value of Time-Based Equity Incentive Plan Awards(3)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (# Units)	Target(1) (# Units)	Maximum (# Units)
Michael N. Mears, CEO	02/02/2017	$348,558	$697,115	$1,394,231	12,905	25,810	64,525	$2,137,068	6,453	$516,369
Aaron L. Milford, CFO	02/02/2017	$146,539	$293,077	$586,154	4,939	9,877	24,693	$817,816	2,470	$197,649
Douglas J. May	02/02/2017	$138,990	$277,981	$555,962	3,951	7,901	19,753	$654,203	2,634	$210,773
Lisa J. Korner	02/02/2017	$134,683	$269,365	$538,731	3,852	7,704	19,260	$637,891	2,568	$205,491
Jeff R. Selvidge	02/02/2017	$118,030	$236,061	$472,123	3,358	6,716	16,790	$556,085	2,239	$179,165
________
(1) For the awards granted to all NEOs on February 2, 2017, target level payout is 100% of the total units awarded with a 200% payout for stretch performance. The awards also include the potential for up to an additional 50% payout based upon TUR adjustment as described in the above section of this proxy statement entitled "Compensation Discussion and Analysis."

(2) The fair value of the 2017 performance-based unit awards granted February 2, 2017 was $82.80 per unit. The fair value of these awards was based on the closing price of our limited partner units on the date of grant plus an adjustment for the fair value of the market component of the award reflecting the probable outcome of the applicable performance conditions.

(3) The fair value of the 2017 time-based unit awards granted February 2, 2017 was $80.02 per unit, the closing price of our limited partner units on the date of the grant.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table
In January 2017, our compensation committee set the targets and performance metrics for the 2017 AIP and the 2017 LTIP awards. A discussion of the material terms of the 2017 AIP and 2017 LTIP awards can be found above in the section entitled “Compensation Discussion and Analysis.”

Outstanding Equity Awards at 2017 Fiscal Year-End
The following table sets forth all outstanding equity awards held by our NEOs as of December 31, 2017:

		Equity Time-Based Awards		Equity Performance-Based Awards
NEO	Equity Award Vesting Date	Number of Time-Based Units That Have Not Vested (#)	Market Value of Time-Based Units That Have Not Vested(1) ($)	Number of Unearned Performance-Based Units That Have Not Vested (#)	Market Value of Unearned Performance-Based Units That Have Not Vested(1)(2) ($)
Michael N. Mears, CEO:
2016 award	12/31/2018	6,391	$491,612	25,561	$2,162,838
2017 award	12/31/2019	6,453	$474,989	25,810	$1,899,810
Total		12,844	$966,601	51,371	$4,062,648
Aaron L. Milford, CFO:
2016 award	12/31/2018	2,185	$168,076	8,739	$739,448
2017 award	12/31/2019	2,470	$181,811	9,877	$727,021
Total		4,655	$349,887	18,616	$1,466,469
Douglas J. May:
2016 award	12/31/2018	2,731	$210,075	8,193	$693,249
2017 award	12/31/2019	2,634	$193,882	7,901	$581,573
Total		5,365	$403,957	16,094	$1,274,822
Lisa J. Korner:
2016 award	12/31/2018	2,513	$193,306	7,538	$637,826
2017 award	12/31/2019	2,568	$189,024	7,704	$567,072
Total		5,081	$382,330	15,242	$1,204,898
Jeff R. Selvidge:
2016 award	12/31/2018	2,302	$177,076	6,904	$584,180
2017 award	12/31/2019	2,239	$164,807	6,716	$494,348
Total		4,541	$341,883	13,620	$1,078,528

________

(1)
Represents the market value of the units based on the closing price per unit of our common units of $70.94 on December 31, 2017, plus the distribution equivalents earned through December 31, 2017. LTIP awards are typically granted in February unless otherwise above noted. The table below provides the distribution equivalents earned for each outstanding equity award:

Award	Distribution Equivalent
February 2016	$5.9825
February 2017	$2.6675

(2)
Our Partnership's actual 2017 DCF per unit, excluding commodity-related activities, was between threshold and target for the 2016 performance-based LTIP awards. If December 31, 2017 was the end of the vesting period for this unit award, the TUR performance metric related to the 2016 award would have resulted in an additional 10% payout. Therefore, the market value of the payout amounts included in this column assumes a target payout and an additional 10% TUR adjustment. For the 2017 performance-based LTIP award, the Partnership's DCF per unit, excluding commodity-related activities, was between threshold and target. If December 31, 2017 was the end of the vesting period for this unit award, the TUR performance metric would have resulted in no additional payout. Therefore, the market value of the payout amounts included in this column assumes a target payout for the 2017 performance-based LTIP award and no additional TUR adjustment.

Units Vested
The 2015 LTIP awards granted to our NEOs vested on December 31, 2017. See the "Compensation Discussion and Analysis" section of this proxy statement for detailed information regarding the 2015 LTIP metric results. The values realized on vesting of our NEOs’ 2015 LTIP awards were based on the December 31, 2017 closing price of our common units of $70.94 as follows:

	Performance-Based Awards			Time-Based Awards
NEO	Number of Units Acquired on Vesting	Unit Value Realized on Vesting ($70.94 per unit) (a)	Distribution Equivalents Realized on Vesting(1) (b)	Number of Units Vested	Unit Value Realized on Vesting ($70.94 per unit) (c)	Distribution Equivalents Realized on Vesting(1) (d)	Total Value Realized on Vesting (a)+(b)+(c)+(d)
Michael N. Mears, CEO	30,973	$2,197,225	$278,370	4,604	$326,608	$41,378	$2,843,581
Aaron L. Milford, CFO	7,877	$558,794	$67,280	1,022	$72,501	$8,452	$707,027
Douglas J. May	10,126	$718,338	$91,007	2,006	$142,306	$18,029	$969,680
Lisa J. Korner	9,828	$697,198	$88,329	1,947	$138,120	$17,499	$941,146
Jeff R. Selvidge	9,114	$646,547	$81,912	1,806	$128,118	$16,231	$872,808
________
(1) Distribution equivalent rights related to the 2015 LTIP awards were $8.9875/unit and $8.2700/unit for awards granted in February 2015 and July 2015, respectively.

2017 Pension Benefits
Our NEOs participate in a pension plan which we sponsor. This pension plan is a non-contributory, tax-qualified defined benefit plan subject to the Employee Retirement Income Security Act of 1974, and the participants in the plan are generally salaried employees who have completed at least one year of service. Our NEOs participate in this pension plan on the same terms as other participants.
For employees hired before January 1, 2016 and age 35 or older as of January 1, 2016, the pension benefit formula is a final average pay formula. For employees hired on or after January 1, 2016 or younger than 35 as of January 1, 2016, the pension benefit will be based upon a cash balance formula. All of our NEOs were hired prior to January 1, 2016; therefore, their accrued benefit is determined by utilizing the final average pay formula taking into consideration years of service (including, if applicable, years of service with Williams, a former employer of some of our NEOs) projected to age 65, final average pay and Social Security-covered compensation wages. The benefit is then offset by the benefit payable at normal retirement age from Williams’ pension plan (a predecessor's pension plan), if any. The benefit is earned by the participant based upon a service ratio, the numerator of which is years of service since December 31, 2003 and the denominator of which is the total years of service possible up to age 65 from January 1, 2004.
Regardless of which formula is used to calculate the pension benefit, the plan offers single life annuity, joint and survivor life annuity and lump sum payment options. Compensation eligible for consideration under the plan includes base salary and our AIP awards up to the IRS limits, but excludes amounts payable in respect of LTIP awards. We do not provide a SERP benefit for our NEOs for any reason, including due to compensation limits imposed by the IRS.

The present value of accumulated benefits for our NEOs under the pension plan as of December 31, 2017 was as follows:

Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit
Michael N. Mears, CEO	Magellan Pension Plan	32	$522,376
Aaron L. Milford, CFO	Magellan Pension Plan	22	$321,468
Douglas J. May	Magellan Pension Plan	7	$180,772
Lisa J. Korner	Magellan Pension Plan	28	$695,076
Jeff R. Selvidge	Magellan Pension Plan	27	$593,533
 The present value of accumulated benefits for each NEO was calculated as of December 31, 2017 based upon standard plan assumptions of a 3.72% discount rate applicable to active participants in the final average pay formula and the RP2017 mortality tables. For disclosures of all significant assumptions used by the pension plan, please refer to Note 10 – Employee Benefit Plans to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2017. No payments to NEOs under the pension plan were made in 2017.

Potential Payments Upon Termination or Change-in-Control
The amount of compensation payable to our NEOs in each termination event is listed in the table below. For purposes of severance analysis, we assumed: (i) each NEO’s employment was terminated on December 31, 2017; (ii) payouts relative to the 2017 AIP were based on 2017 metric results; and (iii) payouts under the LTIP are based on actual results, if known, or target level of performance and $70.94 per unit, the closing price of our limited partner units on December 31, 2017. For more information regarding these potential payouts, please see the section in this proxy statement entitled "Compensation Discussion and Analysis — Termination, Severance or Change-in-Control Provisions."
Potential Benefits and Payments Upon Termination or Change-in-Control
As of December 31, 2017

Separation or Termination Event	AIP	LTIP	Severance Benefits	Subsidized COBRA Benefits	Total
Michael N. Mears, CEO
Voluntary Termination	$—	$—	$—	$—	$—
Normal or Early Retirement(1)	$996,039	$5,402,406	$—	$—	$6,398,445
Involuntary Not for Cause Termination	$—	$—	$700,000	$4,368	$704,368
For Cause Termination(2)	$—	$—	$—	$—	$—
CIC and Involuntary/Good Reason Termination(3)	$—	$13,475,284	$4,200,000	$17,473	$17,692,757
Death or Disability(4)	$996,039	$5,402,406	$—	$—	$6,398,445
Aaron L. Milford, CFO
Voluntary Termination	$—	$—	$—	$—	$—
Normal or Early Retirement(1)	$418,748	$1,614,386	$—	$—	$2,033,134
Involuntary Not for Cause Termination	$—	$—	$317,308	$4,368	$321,676
For Cause Termination(2)	$—	$—	$—	$—	$—
CIC and Involuntary/Good Reason Termination(3)	$—	$4,555,106	$1,350,000	$17,473	$5,922,579
Death or Disability(4)	$418,748	$1,614,386	$—	$—	$2,033,134
Douglas J. May
Voluntary Termination	$—	$—	$—	$—	$—
Normal or Early Retirement(1)	$397,179	$1,829,731	$—	$—	$2,226,910
Involuntary Not for Cause Termination	$—	$—	$107,692	$4,368	$112,060
For Cause Termination(2)	$—	$—	$—	$—	$—
CIC and Involuntary/Good Reason Termination(3)	$—	$4,403,210	$1,360,000	$17,473	$5,780,683
Death or Disability(4)	$397,179	$1,829,731	$—	$—	$2,226,910
Lisa J. Korner
Voluntary Termination	$—	$—	$—	$—	$—
Normal or Early Retirement(1)	$384,869	$1,746,719	$—	$—	$2,131,588
Involuntary Not for Cause Termination	$—	$—	$390,000	$4,368	$394,368
For Cause Termination(2)	$—	$—	$—	$—	$—
CIC and Involuntary/Good Reason Termination(3)	$—	$4,190,762	$1,326,000	$17,473	$5,534,235
Death or Disability(4)	$384,869	$1,746,719	$—	$—	$2,131,588
Jeff R. Selvidge
Voluntary Termination	$—	$—	$—	$—	$—
Normal or Early Retirement(1)	$337,285	$1,599,530	$—	$—	$1,936,815
Involuntary Not for Cause Termination	$—	$—	$340,000	$4,368	$344,368
For Cause Termination(2)	$—	$—	$—	$—	$—
CIC and Involuntary/Good Reason Termination(3)	$—	$3,778,243	$1,156,000	$17,473	$4,951,716
Death or Disability(4)	$337,285	$1,599,530	$—	$—	$1,936,815

________

(1)	Amounts assume the NEO retires from the organization at age 55 or later and has at least five years of vesting service with the organization.

(2)
Cause is defined under the LTIP as (i) willful failure to perform duties, (ii) gross negligence or willful misconduct, which results in a significantly adverse effect upon Magellan, (iii) willful violation or disregard of our Code of Business Conduct or other published policy or (iv) conviction of a crime involving an act of fraud, embezzlement, theft or any other act constituting a felony or causing material harm to Magellan.

(3)
A termination within two years following a change-in-control that occurs on an involuntary basis without cause or on a voluntary basis for Good Reason. Good Reason is defined under the Magellan Executive Severance Plan as (i) a reduction of more than 10% in base salary or incentive compensation opportunities, (ii) a significant reduction in the authority, duties or responsibilities of the NEO or his direct supervisor, (iii) a significant reduction in the budget over which the NEO retains authority, (iv) transfer of principal place of employment more than 50 miles or (v) any other action or inaction that constitutes a material breach by us.

(4)	Death or Disability — Disability is defined as the qualification requirements for benefits under the Magellan Long-Term Disability Plan.

CEO Pay Ratio
We identified the median employee by examining only annual base salaries for all employees excluding our CEO, who were employed by us on December 1, 2017. We included all employees, whether employed on a full-time or part-time basis, and did not make any estimates, assumptions or adjustments to any annual base salaries. Our identification of the median employee excluded all compensation other than annual base salary.
After identifying the median employee based on annual base salaries, we calculated annual total compensation for such employee using the same methodology we used for our NEOs as set forth in the above 2017 Summary Compensation Table. The total compensation of the median employee was $176,142 including base salary, overtime pay, non-equity incentive program pay, change in pension value and company 401(k) match. The annual total compensation of our CEO was $4,483,984. The resulting pay ratio is 25:1.
Director Compensation Table
Amounts earned by the independent members of our general partner's board of directors for the fiscal year ended December 31, 2017 were as follows:

Director	Retainer and Fees Paid or Deferred	Equity Retainer Paid or Deferred(1)	Total ($)
Walter R. Arnheim	$114,500	$110,000	$224,500
Robert G. Croyle	$108,000	$110,000	$218,000
Lori A. Gobillot	$98,000	$110,000	$208,000
Edward J. Guay	$101,000	$110,000	$211,000
Stacy P. Methvin	$99,500	$110,000	$209,500
James R. Montague	$113,000	$110,000	$223,000
Barry R. Pearl	$116,000	$110,000	$226,000

________
(1)Amounts reported in this column for equity retainers represent the aggregate grant date fair value of units granted pursuant to our LTIP during 2017 determined in accordance with FASB ASC Topic 718. In 2017, grants of non-deferred units, deferred units and distribution equivalents on deferred units granted in 2017 or previous years were provided to the independent directors as follows:

Director and Grant Date	Compensation Type	Method of Payment	Number of Units	Weighted Average Grant Date Unit Price	Grant Date Fair Value
Walter R. Arnheim
Various Dates	Equity Retainer	Paid in Non-Deferred Units	1,449	$75.914	$110,000
Various Dates	Distribution Equivalents	Paid in Deferred Units	3,586	$71.064	254,836
Total			5,035		$364,836
Robert G. Croyle
Various Dates	Equity Retainer	Paid in Deferred Units	1,449	$75.914	$110,000
Various Dates	Distribution Equivalents	Paid in Deferred Units	1,430	$71.102	101,676
Total			2,879		$211,676
Lori A. Gobillot
Various Dates	Equity Retainer	Paid in Deferred Units	1,449	$75.914	$110,000
Various Dates	Distribution Equivalents	Paid in Deferred Units	118	$71.348	8,419
Total			1,567		$118,419
Edward J. Guay
Various Dates	Equity Retainer	Paid in Deferred Units	1,449	$75.914	$110,000
Various Date	Cash Retainer & Meeting Fees	Paid in Deferred Units	1,266	$73.855	$93,500
Various Dates	Distribution Equivalents	Paid in Deferred Units	158	$70.335	$11,113
Total			2,873		$214,613
Stacy P. Methvin
Various Dates	Equity Retainer	Paid in Non-Deferred Units	1,449	$75.914	110,000
Total			1,449		$110,000
James R. Montague
Various Dates	Equity Retainer	Paid in Deferred Units	1,449	$75.914	$110,000
Various Dates	Distribution Equivalents	Paid in Deferred Units	1,580	$71.110	112,354
Total			3,029		$222,354
Barry R. Pearl
Various Dates	Equity Retainer	Paid in Non-Deferred Units	1,449	$75.914	$110,000
Various Dates	Distribution Equivalents	Paid in Deferred Units	829	$71.104	58,945
Total			2,278		$168,945

Narrative to Director Compensation Table
In 2017, independent directors of our general partner's board of directors received: (1) a cash retainer of $65,000; (2) an equity retainer of our limited partner units valued at $110,000 and (3) meeting fees of $1,500 for each board of directors and committee meeting attended. The presiding director, the chairman of our audit committee and the chairman of our compensation committee each received an additional annual cash retainer of $15,000, and the chairman of our nominating and governance committee received an additional annual cash retainer of $10,000. Each director is reimbursed for out-of-pocket expenses in connection with attending board of directors or committee meetings. Each director is indemnified by us for actions associated with being a director of our general partner to the extent permitted under Delaware law.
Independent directors may elect annually to defer payment of each component of their compensation under our deferred compensation plan for directors. All deferred compensation amounts are credited to the director's account under the plan in the form of phantom units, with distribution equivalent rights. In 2017, Ms. Gobillot and Messrs. Croyle and Montague elected to defer their equity compensation. Mr. Guay elected to defer meeting fees and equity compensation. Ms. Methvin and Messrs. Arnheim and Pearl elected not to defer compensation for 2017. The following table presents each director's deferral balance status:
Director Compensation
Nonqualified Deferred Compensation Plan

Name	Beginning Balance January 1, 2017	2017 Deferred Compensation	2017 Distribution Equivalents	Market Value Gain/ (Loss) & Distributions	Ending Balance December 31, 2017
Walter R. Arnheim
Market Value	$5,376,927	$—	$254,834	$(333,884)	$5,297,877
Number of Units	71,094	—	3,586		74,680
Robert G. Croyle
Market Value	$2,035,813	$110,000	$101,676	$(133,662)	$2,113,827
Number of Units	26,917	1,449	1,430		29,796
Lori A. Gobillot
Market Value	$68,123	$110,000	$8,420	$(11,485)	$175,058
Number of Units	900	1,449	118		2,467
Edward J. Guay
Market Value	$68,123	$203,500	$11,113	$(15,040)	$267,696
Number of Units	900	2,715	158		3,773
James R. Montague
Market Value	$2,261,083	$110,000	$112,353	$(147,647)	$2,335,789
Number of Units	29,896	1,449	1,580		32,925
Barry R. Pearl
Market Value	$1,243,737	$—	$58,945	$(77,227)	$1,225,455
Number of Units	16,445	—	829		17,274

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
The following table provides information concerning securities that may be issued pursuant to our LTIP as of December 31, 2017:

Plan Category	Number of Securities to be Issued upon Exercise/Vesting of Outstanding Options, Warrants and Rights(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the 1st Column of this Table)
Equity Compensation Plans Approved by Unitholders	951,274	2,729,759
Total	951,274	2,729,759
________
(1) This amount includes units held in reserve for potential performance results. Taxes are withheld from the award to at least cover the participant’s mandatory minimum tax withholdings. Units withheld to satisfy tax withholding obligations count against the maximum number of units available under the LTIP and do not replenish the maximum number of units available.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth, as of February 20, 2018, the number of our common units beneficially owned by: (1) each person who is known to us to beneficially own more than 5% of our common units; (2) the current directors and nominees of our general partner’s board of directors; (3) the current NEOs of our general partner; and (4) all current directors and executive officers of our general partner as a group. We obtained certain information in the table from filings made with the SEC.

Name and Address of Beneficial Owner, Director, Nominee or NEO	Our Common Units	Percentage of Common Units
ALPS Advisors, Inc.(1)	14,868,263	6.5%
Tortoise Capital Advisors, L.L.C.(2)	14,054,460	6.2%
OppenheimerFunds, Inc.(3)	12,861,248	5.6%
Walter R. Arnheim(4)	5,204	*
Robert G. Croyle(4)	3,758	*
Lori A. Gobillot(4)	—	*
Edward J. Guay(4)	2,000	*
Stacy P. Methvin(4)	3,984	*
James R. Montague(4)	21,952	*
Barry R. Pearl(4)	15,709	*
Michael N. Mears(4)	186,473	*
Aaron L. Milford(4)	12,575	*
Douglas J. May(4)	36,100	*
Lisa J. Korner(4)	83,257	*
Jeff R. Selvidge(4)	25,880	*
All Current Directors and Executive Officers as a Group (15 persons)	591,222	*
________
* Represents less than 1% of common units outstanding.
(1) A filing with the SEC on February 6, 2018 indicates, as of December 31, 2017, ALPS Advisors, Inc., an investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E) of the Exchange Act, may be deemed to be the beneficial owner of the number of common units above indicated, which are owned by the funds for which it provides investment advice. Alerian MLP ETF, an investment company registered under Section 8 of the Investment Company Act of 1940, is one of the funds advised by ALPS Advisors, Inc. Alerian MLP ETF indicated in the February 6, 2018 SEC filing it is the beneficial owner of and has shared voting and investment power over 14,713,042 common units, which is approximately 6.4% of the common units outstanding. The address of ALPS Advisors, Inc. and Alerian MLP ETF is 1290 Broadway, Suite 1100, Denver, Colorado 80203.

(2) A filing with the SEC on February 13, 2018 indicates, as of December 31, 2017, Tortoise Capital Advisors, L.L.C., an investment advisor in accordance with Rule 13d-1(b)(1)(ii)(E) of the Exchange Act, may be deemed to be the beneficial owner of the number of common units above indicated. The address of Tortoise Capital Advisors, L.L.C. is 11550 Ash Street, Suite 300, Leawood, Kansas 66211.

(3) A filing with the SEC on February 7, 2018 indicates, as of December 31, 2017, OppenheimerFunds, Inc., an investment advisor in accordance with Rule 13d-1(b)(1)(ii)(E) of the Exchange Act, may be deemed to be the beneficial owner of the number of common units above indicated. The address of OppenheimerFunds, Inc. is 225 Liberty Street, New York, New York 10281.

(4) The contact address for our directors, nominees and NEOs is One Williams Center, Tulsa, Oklahoma 74172.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
The members of our compensation committee during the last fiscal year were Ms. Gobillot and Messrs. Croyle and Montague. No member of our compensation committee has ever served as an officer or employee of the Partnership or our general partner.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS
AND CERTAIN CONTROL PERSONS
Review, Approval or Ratification of Transactions with Related Persons
Recognizing related person transactions present a heightened risk of conflicts of interest and improper valuation, our general partner’s board of directors has adopted a written policy, which must be followed in connection with all related person transactions involving us or our subsidiaries. Under this policy, any related person transaction may be entered into or continue only if approved as follows:

•
By a specially appointed conflicts committee of our general partner’s board of directors, if the related person transaction is between our general partner or any of its affiliates, on the one hand, and us, any operating partnerships, any partner or assignee, on the other hand;

•
If the related person transaction is in the normal course of our business and is (a) on terms no less favorable to us than those generally being provided to or available from unrelated third parties or (b) fair to us, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to us), then the CEO of our general partner has authority to approve the transaction. The CEO’s signature on an authorization for expenditure form with a related person is conclusive evidence of his approval pursuant to the policy. If we will be entering into several transactions of the same type over a period of time with a related person, the CEO may pre-approve all such transactions, but must review such pre-approvals not less than annually; or

•	Any other related person transaction may be approved by a majority of the disinterested directors on our general partner’s board of directors.
We are not aware of any related person transactions required to be reported under applicable SEC rules for 2017.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the directors and executive officers of our general partner and persons who beneficially own more than 10% of our common units to file ownership and changes in ownership reports with the SEC and the NYSE. The SEC regulations also require a copy of all these filed Section 16(a) forms must be furnished to us by the directors and executive officers of our general partner and persons beneficially owning more than 10% of our common units. Based on a review of the copies of these forms and amendments thereto with respect to 2017, we are not aware of any late filings.
CODE OF ETHICS
Our general partner’s board of directors has adopted a code of ethics that applies to our general partner’s principal executive officer, Michael N. Mears, and principal financial and accounting officer, Aaron L. Milford, and a code of business conduct that applies to all officers and directors of our general partner and to our employees. You may view the code of ethics on our website at www.magellanlp.com/AboutUs/CodeOfEthics.aspx. The code of business conduct may be viewed on our website at www.magellanlp.com/AboutUs/Governance.aspx.
UNITHOLDER PROPOSALS FOR 2019
ANNUAL MEETING OF LIMITED PARTNERS
Any common unitholder entitled to vote at our 2019 annual meeting of limited partners can nominate persons for election to the board of directors of our general partner or submit other proposals for consideration at the annual meeting by complying with the notice procedures discussed below. Your ability to nominate persons for election to our general partner’s board of directors is limited by the NYSE listing requirements regarding the independence and experience of directors of our general partner’s board or committees thereof. SEC rules set forth standards as to what proposals are required to be included in a proxy statement for a meeting. In no event are limited partners allowed to vote on matters that would cause the limited partners to be deemed to take part in the management and control of our business and affairs so as to jeopardize the limited partners’ limited liability under the Delaware Revised Uniform Limited Partnership Act or the law of any other state in which we are qualified to do business.
As required by the SEC rules, the deadline for submitting any proposal for consideration at our 2019 annual meeting is October 29, 2018. However, our limited partnership agreement allows a unitholder to nominate a person to our general partner's board of directors between December 12, 2018 and December 27, 2018. To submit a proposal, written notice must be delivered to our general partner at One Williams Center, Tulsa, Oklahoma 74172 and must include: (1) information regarding the proposal or as to each person whom the unitholder proposes to nominate for election or re-election as a director of our general partner, all information relating to such nominee that is required to be disclosed in solicitations of proxies for the election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director of our general partner if elected); and (2) as to the unitholder giving the notice: (i) the name and address of such unitholder; and (ii) the number of units which are owned by the unitholder.
WHERE YOU CAN FIND MORE INFORMATION ABOUT US
We file annual, quarterly and current reports and proxy statements with the SEC. Our SEC filings are available to the public over the internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, NE, Washington, DC 20549. You can call the SEC at 1-800-SEC-0330 for further information on the public reference room and its copy charges. We maintain a website at www.magellanlp.com through which we make our SEC filings available.
You may request a copy of the audit, compensation and nominating and governance committee charters and Corporate Governance Guidelines of our general partner’s board of directors and our code of ethics, code of business conduct, annual report or SEC filings without charge, or directions to our annual meeting by calling or writing to us at the following address:
Investor Relations Department
Magellan Midstream Partners, L.P.
One Williams Center
Tulsa, Oklahoma 74172
Local phone: (918) 574-7000
Toll-free phone: (877) 934-6571
If you would like to request documents from us, please do so at least 10 business days before the date of the annual meeting in order to receive timely delivery of the documents before the annual meeting. Each of these documents are also available on our website at www.magellanlp.com.
You should rely only on the information contained in this proxy statement to vote your units at the annual meeting. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement.
The information contained in this document is applicable as of the date indicated on the cover of this document unless the information specifically indicates another date applies.

FORM OF PROXY CARD

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 10:00 a.m., Central Time, on April 26, 2018.

Vote by Internet

• Go to www.investorvote.com/MMP

• Or scan the QR code with your smartphone

• Follow the steps outlined on the secure website

Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the USA, US Territories & Canada on a touch tone telephone

• Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside of the designated areas. X
Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
A Proposals – The Board of Directors recommends a vote FOR all nominees and FOR Proposals 2 and 3.

1. Election of Directors:	For	Withhold
01 – Robert G. Croyle	☐	☐
02 – Stacy P. Methvin	☐	☐
03 – Barry R. Pearl	☐	☐

2. Advisory Resolution to Approve Executive Compensation	For	Against	Abstain
	☐	☐	☐

3. Ratification of Appointment of Independent Auditor for 2018	For	Against	Abstain
	☐	☐	☐
B Non-Voting Items

Change of Address –Please print your new address below.	Comments – Please print your comments below.	Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐
C Authorized Signatures – This section must be completed for your vote to be counted. – Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 –Please keep signature within the box.	Signature 2 – Please keep signature within the box.

Proxy – Magellan Midstream Partners, L.P.

Notice of 2018 Annual Meeting of Limited Partners
Williams Resource Center
One Williams Center
Tulsa, Oklahoma
Proxy Solicited by Board of Directors for the Annual Meeting – April 26, 2018, 10:00 a.m. Central Time

The undersigned hereby appoints Douglas J. May and Michael N. Mears, or either of them, as proxies with power of substitution in each, to represent the undersigned and to vote all the common units of Magellan Midstream Partners, L.P. (the "Partnership") the undersigned may be entitled to vote at the Annual Meeting of Limited Partners of the Partnership to be held on April 26, 2018 or at any postponement or adjournment thereof in the manner shown on this form as to the matters listed on the reverse side and in their discretion on any other business or matters as may properly come before the meeting and any adjournment(s) or postponement(s) thereof, with all the rights and powers the undersigned would possess if personally present.

This proxy when executed will be voted in the manner directed on the reverse side, or if no such direction is indicated on the reverse side, in accordance with the recommendation of the board of directors of the general partner.